Exhibit 10.2

THIRD AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT
OF
FOREST CITY ENTERPRISES, INC.
Dated as of March 30, 2011

-i-

THIRD AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT
          THIS THIRD AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT (this “Guaranty”) is made and issued by FOREST CITY ENTERPRISES, INC., an Ohio corporation (the “Guarantor”), as of this 30th day of March, 2011, in order to induce the Banks (as hereinafter defined), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Banks (the “Administrative Agent”), PNC BANK, NATIONAL ASSOCIATION, as successor to National City Bank, as syndication agent for the Banks (the “Syndication Agent” and together with the Administrative Agent, the “Agents”), and BANK OF AMERICA, N.A., as documentation agent (the “Documentation Agent”), to enter into, and lend money pursuant to, a certain Third Amended and Restated Credit Agreement of even date herewith (said Third Amended and Restated Credit Agreement as it may be from time to time amended, restated, or modified being herein called the “Agreement”), by and among the Banks, the Agents, the Documentation Agent and FOREST CITY RENTAL PROPERTIES CORPORATION, a subsidiary of the Guarantor (the “Borrower”).
W I T N E S S E T H:
          WHEREAS, the Guarantor previously executed a Second Amended and Restated Guaranty of Payment of Debt, dated as of January 29, 2010, in favor of the Banks (as amended to the date hereof, the “Original Guaranty”); and
          WHEREAS, Borrower, the Guarantor, the Banks, the Agents and the Documentation Agent desire to amend and restate the Original Guaranty in its entirety as hereinafter set forth; and
          WHEREAS, in accordance with Section 13.02 of the Agreement, the Agents, the Documentation Agent and the Banks have consented to the modifications to the Original Guaranty that are contained herein;
          NOW, THEREFORE, the Original Guaranty is hereby amended and restated as follows:
          1. DEFINITIONS. As used in this Guaranty, the following terms shall have the following meanings:
          “Accumulated Depreciation” shall mean the amount on the consolidated balance sheet (which amount is determined in accordance with the Pro Rata Consolidation Method and calculated in a manner consistent with prior Test Periods) that is disclosed or reported as “accumulated depreciation” in the Form 8-K most recently furnished by the Guarantor (or on its behalf) to the Securities and Exchange Commission.

          “Additional Preferred Equity Hedge Transaction” shall mean the unsecured hedge transaction that may be entered into by the Guarantor in order to increase the effective conversion price at which any Additional Preferred Equity which is convertible preferred is convertible into common shares of the Guarantor; provided (i) the cost of obtaining such hedge transaction with respect to any Additional Preferred Equity which is convertible preferred does not exceed fifteen percent (15%) of the amount of the corresponding Additional Preferred Equity issued and (ii) such cost shall have been fully paid at the time such hedge transaction is consummated and the Guarantor shall have no continuing liability thereunder.
          “Adjusted Total Development Ratio” shall mean the Total Development Ratio calculated without deducting any costs incurred for the Ridge Hill Retail Project or the Beekman Residential Project to the extent otherwise deducted in the calculation of the Total Development Ratio.
          “Beekman Residential Project” shall mean the project located at 8 Spruce Street, New York, New York, consisting of approximately 903 residential units.
          “Cash Flow Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated Net Operating Cash Flow to (b) Guarantor Corporate Debt Service.
          “Company” shall mean the Guarantor and/or a Subsidiary of the Guarantor, as the context may require.
          “Consolidated Shareholders’ Equity” shall mean the sum of (a) the consolidated shareholders equity of the Guarantor, as reported on the Form 8-K most recently furnished by the Guarantor (or on its behalf) to the Securities and Exchange Commission (it being understood and agreed that Consolidated Shareholders’ Equity shall be calculated after net accumulated other comprehensive losses but not after gains) and (b) Accumulated Depreciation.
          “Consolidated Net Operating Cash Flow” shall mean, for any Test Period, Net Operating Income less (a) (i) all scheduled payments of principal of non-recourse mortgage Indebtedness owing by the Guarantor and/or its Subsidiaries (excluding any balloon payments), (ii) all interest expense on such non-recourse Indebtedness as reported on the Form 8-K that is furnished by the Guarantor (or on its behalf) to the Securities and Exchange Commission with respect to such Test Period (to be calculated in a manner consistent with prior Test Periods), and (iii) Twelve Million Dollars ($12,000,000) of normal recurring capital expenditures plus (b) (i) net income (loss) before taxes, corporate interest expense and non-cash expenses incurred in connection with stock-based compensation, in each case incurred by or charged to Land Group, (ii) net income (loss) before taxes, corporate interest expense (including, but not limited to, interest incurred on Debt, subordinated debt or any other third party debt) and non-cash expenses incurred in connection with stock-based compensation, in each case incurred by or charged to the Corporate Activity Group of the Guarantor, (iii) actual cash taxes paid on the Net Operating Income and the income set forth in subsections (b)(i) and (b)(ii) above, (iv) non-cash interest expense accrued but not currently payable up to a maximum of Five Million Dollars ($5,000,000) with respect to Indebtedness owing by the Guarantor and its Subsidiaries other than Indebtedness owing by the Guarantor and/or its Subsidiaries to the government of the United States or any state or municipality thereof or any agencies of any of the foregoing and (v)

non-cash interest expense accrued but not currently payable with respect to Indebtedness by the Guarantor and/or its Subsidiaries owing to the government of the United States or any state or municipality thereof or any agencies of any of the foregoing.
          “Controlled Group” shall mean a controlled group of corporations as defined in Section 1563 of the Code, of which Guarantor or any Subsidiary of the Guarantor is a part.
          “Convertible Notes Hedge Transactions” shall mean the hedge transactions that may be entered into by the Guarantor in order to increase the effective conversion price of the common shares of the Guarantor into which the 2009 Convertible Senior Notes outstanding as of the date hereof are convertible; provided the cost of obtaining such hedge transactions does not exceed an amount equal to ten percent (10%) of the aggregate principal face amount of the 2009 Convertible Senior Notes.
          “ERISA Net Worth” shall mean (a) as to any Subsidiary of the Guarantor, the excess of the net book value of such Subsidiary’s assets (other than patents, treasury stock, goodwill and similar intangibles but including unamortized mortgage and lease costs) over all of its liabilities (other than liabilities to any other Company), such excess being determined in accordance with GAAP applied on a basis consistent with the Guarantor’s present accounting procedures, and (b) as to the Guarantor, the excess of the net book value (after deducting all applicable reserves and deducting any value attributable to the re-appraisal or write-up of any asset) of the Guarantor’s assets (other than patents, good will, treasury stock and similar intangibles but including unamortized mortgage and lease costs) over all of its liabilities as determined on an accrued and consolidated and consolidating basis and in accordance with GAAP not inconsistent with the Guarantor’s present accounting principles consistently applied.
          “Event of Default” shall have the meaning set forth in Section 10 hereof.
          “Guarantor Corporate Debt Service” shall mean, for any Test Period, the sum of (a) all scheduled payments of principal of (excluding balloon payments) and interest on any Indebtedness owing by the Guarantor and (b) without limiting the terms of Section 9.13 hereof, Dividends paid by the Guarantor, in each case with respect to such Test Period.
          “Indemnification Lien” shall mean a Lien granted by the Guarantor pursuant to an Indemnity Agreement entered into by the Guarantor with respect to one or more Performance Surety Bonds; provided, that such Indemnification Lien extends only to the assigned property on which a Surety provides a Performance Surety Bond and not to other property of the Guarantor or any Subsidiary of the Guarantor and provided, further, that such Indemnification Lien shall become effective only in the event that (a) the Guarantor fails to honor its obligations under the related Indemnity Agreement or Performance Surety Bond; (b) the Guarantor abandons or breaches a contract on a bonded project; (c) the Guarantor defaults under any other indebtedness or liability owed to such Surety or (d) the Guarantor makes an assignment for the benefit of creditors.
          “March 2010 Preferred Equity Hedge Transaction” shall mean the hedge transaction that was entered into by the Guarantor in order to increase the effective conversion price at which the “March 2010 Preferred Equity” of the type referred to in clause (i) of such term is convertible into common shares of the Guarantor; provided the cost of obtaining such hedge transaction did not exceed Twenty Million Dollars ($20,000,000).
          “MTA Guaranty” shall mean that certain guaranty dated as of January 23, 2006, by the Guarantor in favor of the Metropolitan Transit Authority for the State of New York and the Long Island Rail Road Company (collectively, “MTA”), pursuant to which the Guarantor has agreed to guarantee the obligations of Atlantic Rail Yards, LLC (“ARY”) under a temporary entry license agreement between the MTA and ARY and as such guaranty may, from time to time, be amended, restated or otherwise modified in accordance with the terms of this Guaranty.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Guarantor, its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the five (5) plan years before that time made or accrued an obligation to make contributions.
          “Obligor” shall mean any Person or entity who, or any of whose property is or shall be, obligated on the Debt or any part thereof in any manner and includes, without limiting the generality of the foregoing, the Borrower, the Guarantor and any co-maker, endorser, other guarantor of payment, subordinating creditor, assignor, grantor of a security interest, pledgor, mortgagor or hypothecator of property, if any.
          “Performance Surety Bonds” shall mean the bonds, undertakings and like obligations executed by a Surety for or on behalf of the Guarantor for one or more of the following purposes:
          (a) to guarantee the performance by the Guarantor or a Subsidiary of the Guarantor, as applicable, that construction of a real estate project will be completed in accordance with applicable plans and specifications and that all costs associated with such completion will be paid;
          (b) to insure that any mechanics’ liens incurred in the normal course of constructing a real estate project are duly paid and discharged;
          (c) as a condition to the issuance of a permit related to a real estate project;
          (d) as a condition to the issuance of state and local licenses required for the construction and development of a real estate project;
          (e) as, and to the extent, required by applicable Federal, state or local law or regulation in connection with any real estate owned by the Guarantor or a Subsidiary of the Guarantor, as applicable, or their respective business operations;
          (f) to guaranty the payment by the Guarantor or a Subsidiary of the Guarantor, as applicable, of payments to utility providers which is a condition to obtaining any utility service;
          (g) supersedeas (appeals) bonds;

          (h) any bond or obligation executed by a Surety which is secured by a Letter of Credit; or
          (i) to support other obligations related to the construction and development of a real estate project, provided that such obligations do not constitute Indebtedness.
          “Permitted Debt” shall have the meaning set forth in Section 9.10 hereof.
          “Plan” shall mean any employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code, established or maintained by the Guarantor, any Subsidiary of the Guarantor, or any ERISA Affiliate, or any such plan to which the Guarantor, any Subsidiary of the Guarantor or any ERISA Affiliate is required to contribute on behalf of its employees.
          “Possible Default” shall mean any event or condition which, with notice or lapse of time or both, would constitute an Event of Default referred to in Section 10 hereof.
          “Puttable Notes Hedge and Warrant Transactions” shall mean the purchased call option and warrant transactions that may be entered into from time to time by the Guarantor with respect to its common stock, in connection with the 2006 Puttable Senior Notes outstanding as of the date hereof.
          “Receivable” shall mean a claim for moneys due or to become due, whether classified as a contract right, account, chattel paper, instrument, general intangible or otherwise.
          “Restricted Company” shall mean the Guarantor and/or a Restricted Subsidiary, as the context may require.
          “Restricted Subsidiary” shall mean any Subsidiary of the Guarantor other than (a) the Borrower, and (b) any Subsidiary of the Borrower.
          “Ridge Hill Retail Project” shall mean the project commonly known as Westchester’s Ridge Hill retail center in Yonkers, New York consisting of approximately 1.3 million square feet of gross leasable area.
          “Total Assets” shall mean the amount on the consolidated balance sheet (which amount is determined in accordance with the Pro Rata Consolidation Method and calculated in a manner consistent with prior Test Periods) that is disclosed or reported as “total assets” in the Form 8-K most recently furnished by the Guarantor (or on its behalf) to the Securities and Exchange Commission.
          “Total Development Ratio” shall mean the ratio (expressed as a percentage) of:
          (A) without duplication the sum of (i) aggregate Projects Under Development of the Guarantor and its Subsidiaries, plus (ii) aggregate Projects Under Construction of the Guarantor and its Subsidiaries, plus (iii) Total Land of the Guarantor and its Subsidiaries, less (iv) the aggregate amount included in the preceding clauses (i), (ii) and (iii) incurred for the Ridge Hill Retail Project until such project ceases to be either a Project Under Development or a

Project Under Construction, less (v) the aggregate amount included in the preceding clauses (i), (ii) and (iii) incurred for the Beekman Residential Project until such project ceases to be either a Project Under Development or a Project Under Construction, less (vi) the aggregate amount included in Projects Under Development and Projects Under Construction attributable to any project which is at least eighty-five percent (85%) pre-leased prior to construction start pursuant to financeable, long-term leases, subject to the reasonable approval of the Administrative Agent, less (vii) the aggregate amount included in Projects Under Development and Projects Under Construction attributable to any project which is subject to a binding sales contract, subject to the reasonable approval of the Administrative Agent, to
          (B) the sum of (i) Total Assets of the Guarantor and its Subsidiaries, plus (ii) Accumulated Depreciation of the Guarantor and its Subsidiaries, less (iii) the aggregate amount incurred for the Ridge Hill Retail Project until such project is neither a Project Under Development nor a Project Under Construction, less (iv) the aggregate costs incurred for the Beekman Residential Project until such project is neither a Project Under Development nor a Project Under Construction, less (v) the aggregate costs deducted under clause (A)(vi) above, less (vi) the aggregate costs deducted under clause (A)(vii) above.
          “Total Land” shall mean the amount on the consolidated balance sheet (which amount is determined in accordance with the Pro Rata Consolidation Method and calculated in a manner consistent with prior Test Periods) that is disclosed or reported as “land held for development or sale” in the Form 8-K most recently furnished by Guarantor (or on its behalf) to the Securities and Exchange Commission.
          All capitalized terms used herein but not herein defined that are defined in the Agreement shall have the respective meanings ascribed to them in the Agreement.
          All financial covenants contained in this Guaranty shall be measured on each Fiscal Quarterly Date.
Accounting Principles
          Any accounting term not specifically defined in this Section 1 or elsewhere in this Guaranty, shall have the meaning ascribed thereto by GAAP not inconsistent with the Guarantor’s present accounting procedures, provided that if the Guarantor notifies the Administrative Agent that the Guarantor requests an amendment to any provision hereof to eliminate the effect of any change in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Guarantor that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          Notwithstanding the foregoing, the financial statements furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Guarantor to the Banks), provided, that (a) all computations determining compliance with Section 9.14 hereof, including defined terms used therein, shall utilize accounting principles based on the Pro Rata Consolidation Method as opposed to the full consolidation method of accounting, (b) all computations determining compliance with Sections 9.14 and 9.15 hereof, including defined terms used therein, shall exclude interest income received by the Borrower or any of its Subsidiaries with respect to loans made by the Borrower or such Subsidiary pursuant to Sections 8.06(b) and/or (d) of the Agreement, unless such loans are funded with the proceeds from Revolving Loans or the Senior Notes and (c) such financial statements must also include a report (in the footnotes thereto or otherwise) of the financial results of the Guarantor using accounting principles based on the Pro Rata Consolidation Method.
          2. ACKNOWLEDGMENTS, CONSIDERATION. The Guarantor desires that the Agents and the Banks grant the Borrower and continue the loan(s), credit and financial accommodations provided for under the Agreement. The Agreement provides, on and subject to certain conditions therein set forth, for Revolving Loans and other extensions of credit by the Banks to the Borrower up to an aggregate maximum principal amount of Four Hundred Fifty Million Dollars ($450,000,000) at any time outstanding. There exists and will hereafter exist economic and business relationships between the Guarantor and the Borrower which will be of benefit to the Guarantor. The Guarantor finds it to be in the direct business and economic interest of the Guarantor that the Borrower obtain the loans, credit and financial accommodations from the Agents and the Banks provided for in the Agreement. The Guarantor understands that the Agents and the Banks are willing to grant and continue the loans, credit and financial accommodations to the Borrower provided for in the Agreement only upon certain terms and conditions, one of which is that the Guarantor unconditionally guarantee the payment of the Debt and this instrument is being executed and delivered by the Guarantor to satisfy that condition and in consideration of the Agents and the Banks entering into the Agreement.
          3. GUARANTY. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees (a) the punctual and full payment of all and every portion of the Debt when due, by acceleration or otherwise, whether now owing or hereafter arising, (b) the prompt observance and performance by the Borrower of each and all of the Borrower’s covenants, undertakings, obligations and agreements set forth in the Agreement, the Notes and/or any other Related Writing evidencing or pertaining thereto, and (c) the prompt payment of all expenses and costs, including reasonable attorneys’ fees, incurred by or for the account of the Agents and/or the Banks in connection with any action to enforce payment or collection of the Debt from the Borrower and/or the Guarantor or to prepare any amendments, restatements or modifications of the Agreement, the Notes, this Guaranty or any other Related Writing. If the Debt or any part thereof shall not be paid in full punctually when due and payable, the Agents and/or the Banks in each case shall have the right to proceed directly against the Guarantor under this Guaranty regardless of whether or not the Agents and/or the Banks shall have theretofore proceeded or shall then be proceeding against the Borrower or any other Obligor or Collateral, if any, or any of the foregoing, it being understood that the Agents and/or the Banks in their sole discretion may proceed or not proceed against the Borrower, the other Obligors and/or any Collateral and may exercise or not exercise each right, power or privilege that the Agents and/or the Banks may at any time have, either simultaneously or separately and, in any event, at such time or times and as often and in such order as the Agents and/or the Banks in their sole discretion, may from time to time deem expedient, all without affecting the obligations of the Guarantor hereunder or the right of the Agents and/or the Banks to demand and/or enforce performance by the Guarantor of the Guarantor’s obligations hereunder, this being a guaranty of payment and performance and not of collection. In furtherance of the foregoing, Guarantor acknowledges that its liability under this Guaranty shall be primary, direct and immediate and not conditional or contingent upon the pursuit of any remedies against the Borrower or any other Person, nor against security interests or liens available to the Agents or any Bank, their respective successors, successors in title, endorsees or assigns and Guarantor hereby waives any right to require that an action be brought against the Borrower or any other Person or to require that resort be had to any collateral security or to any balance of any deposit account or credit on the books of any Agent or Bank in favor of Borrower or any other Person.
          4. REINSTATEMENT. This Guaranty shall continue to be effective or be reinstated, as the case may be, if any amount paid by or on behalf of the Borrower to the Agents or the Banks on or in respect of the Debt is rescinded, restored or returned in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Obligor, or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Obligor or any part of the property of the Borrower or any other Obligor, or otherwise, all as though such payment had not been made.
          5. WAIVERS. The Guarantor waives any and all contractual, legal and/or equitable rights of subrogation, contribution, exoneration, indemnity and/or reimbursement from or against the Borrower or any other Obligor with respect to the Debt and/or any payments made by the Guarantor on account of this Guaranty.
          6. ADDITIONAL AGREEMENTS. Regardless of the duration of time, regardless of whether the Borrower may from time to time cease to be indebted to the Banks and irrespective of any act, omission or course of dealing whatever on the part of the Agents and/or the Banks, the Guarantor’s liabilities and other obligations under this Guaranty shall remain in full force and effect until the full and final payment of all of the Debt. Without limiting the generality of the foregoing:
          6.1. The obligations of the Guarantor hereunder shall not be released, discharged or in any way affected, nor shall the Guarantor have any rights or recourse against the Agents or the Banks by reason of any of the following, all of which the Guarantor hereby waives:
          6.1.1 any amendment or modification of the Agreement or any Related Writing, or any other action the Agents or the Banks may take or omit to take;
          6.1.2 any defense raised or asserted by the Borrower against enforcement of the Agreement, the Notes or any other Related Writing or any challenge to the sufficiency or enforceability of the Agreement, any of the Notes, this Guaranty or any other Related Writing;
          6.1.3 any failure to perfect or continue the perfection of, or any impairment of, any security interest in or other lien on any collateral securing payment of any of the Debt or the Guarantor’s obligations hereunder;

          6.1.4 the invalidity, unenforceability, propriety of manner of enforcement of, or loss or change in priority of any security interest or other lien or guaranty of, the Debt;
          6.1.5 any failure to protect, preserve or insure any such collateral;
          6.1.6 failure of the Guarantor to receive notice of any intended disposition of such collateral;
          6.1.7 any defense arising by reason of the cessation from any cause whatsoever of liability of the Borrower, including, without limitation, any failure, negligence or omission by the Agents or the Banks in enforcing their claims against the Borrower;
          6.1.8 any release, settlement or compromise of any obligation of the Borrower or other Obligor, other than as a result of the payment of the Debt;
          6.1.9 the existence of any claim, setoff or other rights which the Guarantor or any other Obligor may have at any time against either Agent, any Bank or the Borrower in connection herewith or any unrelated transaction;
          6.1.10 either Agent’s or any Bank’s election, in any case instituted under chapter 11 of the Bankruptcy Code, of the application of section 1111(b)(2) of the Bankruptcy Code;
          6.1.11 any borrowing, use of cash collateral, or grant of a security interest by the Borrower, as debtor in possession, under sections 363 or 364 of the Bankruptcy Code;
          6.1.12 the disallowance of all or any portion of any of either Agent’s or any Bank’s claims for repayment of the Debt under sections 502 or 506 of the Bankruptcy Code;
          6.1.13 any act or failure to act by the Borrower or any other Person which may adversely affect the Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;
          6.1.14 the failure of the Agents and the Banks to give notice of the existence, creation or incurring of any new or additional indebtedness or obligation of the Borrower or of any action or nonaction on the part of any other Person whomsoever in connection with any obligation hereby guaranteed; and
          6.1.15 without duplication, any of the events or matters described in Section 6.5 hereof; and
          6.1.16 any other fact or circumstance which might otherwise constitute grounds at law or equity for the discharge or release of the Guarantor from its obligations hereunder (except irrevocable payment in full of the Debt), all whether or not the Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses of this Section.
          6.2. The obligations of the Guarantor under this Guaranty shall be satisfied strictly in accordance with the terms of this Guaranty, under all circumstances whatsoever, including, without limitation, the existence of any claim, setoff, defense or right which the

Guarantor or the Borrower may have at any time against the Agents or the Banks or any other Person, whether in connection with this Guaranty, the Agreement, the Notes or any other Related Writing or the transactions contemplated hereby or any unrelated transaction.
          6.3. The Banks shall at no time be under any duty to the Guarantor to grant any loans, credit or financial accommodation to the Borrower, irrespective of any duty or commitment of the Banks to the Borrower, or to follow or direct the application of the proceeds of any such loans, credit or financial accommodation.
          6.4. The Guarantor waives (a) notice of the granting of any loan to the Borrower or the incurring of any other Indebtedness, including, but not limited to the creation of the Debt by the Borrower or the terms and conditions thereof, (b) presentment, notice of nonpayment, demand for payment, protest, notice of protest and notice of dishonor of the Notes or any other Indebtedness incurred by the Borrower to the Banks, (c) notice of any indulgence granted to any Obligor, (d) notice of the Banks’ acceptance of this Guaranty, and (e) any other notice to which the Guarantor might, but for the within waiver, be entitled.
          6.5. The Agents and/or the Banks in their sole discretion may, without prejudice to their rights under this Guaranty, and without notice to or consent of the Guarantor, at any time or times (a) grant the Borrower whatever loans, credit or financial accommodations that the Banks, or any thereof, may from time to time deem advisable, even if the Borrower might be in default and even if those loans, credit or financial accommodations might not constitute Debt the payment of which is guaranteed hereunder, (b) assent to any renewal, extension, consolidation or refinancing of the Debt or any part thereof, (c) forbear from demanding security, if the Agents and/or the Banks shall have the right to do so, (d) release any Obligor or Collateral or assent to any exchange of Collateral, if any, or enforce or refrain from enforcing, or compromise, settle, waive, subordinate or surrender such Collateral or any part thereof irrespective of the consideration, if any, received therefor, (e) grant any waiver or consent or forbear from exercising any right, power or privilege that the Agents and/or the Banks may have or acquire, (f) assent to any amendment, deletion, addition, supplement or other modification in, to or of any writing evidencing or securing any Debt or pursuant to which any Debt is created or otherwise change the time for payment of, the terms of or the interest on the Debt or any part thereof, (g) grant any other indulgence to any Obligor, (h) accept any Collateral for or other Obligors upon the Debt or any part thereof, (i) fail, neglect or omit in any way to realize upon, or impair or fail to perfect any Lien on, any Collateral or to protect the Debt or any part thereof or any Collateral therefor, (j) accept and hold any endorsement or guaranty of payment of the Debt or any part thereof, and discharge, release or substitute any such obligation of any such endorser or guarantor, or any Person who has given any security interest in any collateral as security for the payment of the Debt or any part thereof, or any other Person in any way obligated to pay the Debt or any part thereof, and to enforce or refrain from enforcing, or compromise or modify, the terms of any obligation of any such endorser, guarantor, or Person, (k) direct the order or manner of disposition of any collateral security for the Debt and the enforcement of any and all endorsements and guaranties relating to the Debt or any part thereof as the Agent or the Banks in their sole discretion may determine and (l) generally do or refrain from doing any act or thing which might otherwise, at law or in equity, release the liability of the Guarantor as a guarantor or surety in whole or in part, and in no case shall the Agents or the Banks be responsible, nor shall the Guarantor be released, either in whole or in part for any act or omission in connection with the Agents or the Banks having sold any security at an under value.
          6.6. The Guarantor’s liabilities and other obligations under this Guaranty shall survive any merger, consolidation or dissolution of the Guarantor, the Borrower or any other Person.
          6.7. The Guarantor’s liabilities and other obligations under this Guaranty shall be absolute and unconditional irrespective of any lack of capacity of the Borrower or any lack of validity or enforceability of any agreement, instrument or document evidencing the Debt or related thereto, or any other defense available to the Guarantor in respect of this Guaranty.
          7. REPRESENTATIONS AND WARRANTIES.
          7.1. The Guarantor represents and warrants that (a) it is a duly organized and validly existing corporation under the laws of the State of Ohio, (b) the execution, delivery and performance of this Guaranty are within the Guarantor’s power and authority and have been duly authorized by all necessary corporate action, (c) this Guaranty has been duly executed and delivered by the Guarantor and is a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, and (d) as of January 31, 2011, there are 56,000,000 shares authorized of Class B Common Stock of the Guarantor of which 21,218,753 shares are issued and outstanding.
          7.2. The Guarantor further represents and warrants that this Guaranty is made in furtherance of the purposes for which the Guarantor was incorporated and is necessary to promote and further the business of the Guarantor and that the assumption by the Guarantor of its obligations hereunder will result in direct financial benefits to the Guarantor.
          7.3. This Guaranty is not made in connection with any consumer loan or consumer transaction.
          7.4. The Guarantor further represents and warrants that (a) the Guarantor has received consideration which is the reasonably equivalent value of the obligations and liabilities that the Guarantor has incurred to the Agents and/or the Banks, (b) the Guarantor is not insolvent as defined in any applicable state or federal statute, nor will the Guarantor be rendered insolvent by the execution and delivery of this Guaranty to the Agents and the Banks, (c) the Guarantor is not engaged or about to engage in any business or transaction for which the assets retained by the Guarantor shall be an unreasonably small capital, taking into consideration the obligations to the Agents and the Banks incurred hereunder, and (d) the Guarantor does not intend to, nor does the Guarantor believe, that the Guarantor will incur debts beyond the Guarantor’s ability to pay as they become due.
          7.5. The Guarantor further represents and warrants that the Guarantor has no Indebtedness outstanding from any Subsidiary of the Guarantor to the Guarantor.
          7.6. Neither the Guarantor nor any of its Subsidiaries is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot

Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of any Persons specified therein or that prohibits or limits any Bank or the Agents from making any advances or extensions of credit to the Guarantor or from otherwise conducting business with the Guarantor.
          7.7. The Guarantor is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any evidence of Indebtedness or Contingent Obligations. Neither the execution and delivery of this Guaranty, nor the consummation of the transactions contemplated hereby, nor compliance with the terms and provisions hereof will (a) violate the provisions of any applicable law or of any applicable judgment, decree, order or regulation of any governmental authority having jurisdiction over the Guarantor, (b) conflict with any of the organizational documents of the Guarantor or any material permit, license or authorization, (c) conflict with or result in a breach of any of the terms, conditions or provisions of any restriction or of any agreement or instrument to which the Guarantor is now a party or constitute a default thereunder, (d) other than as provided in the Security Documents, result in the creation or imposition of any Lien upon any of the properties or assets of the Guarantor, or (e) other than the filing of a Form 8-K and this Guaranty as an exhibit to periodic reports on Form 10-Q and/or Form 10-K by the Guarantor with the Securities and Exchange Commission, require any consent or approval of or filing with any governmental authority or any other Person.
          7.8. Each of the representations and warranties in the Agreement concerning the Guarantor is true and correct.
          8. NOTICES. The Agents and/or the Banks shall be deemed to have knowledge or to have received notice of any event, condition or thing only if the Agents and/or the Banks shall have received written notice thereof as provided in the Agreement. A written notice shall be deemed to have been duly given to the Guarantor whenever a writing to that effect shall have been sent by registered or certified mail to the Guarantor at the address set forth opposite the Guarantor’s signature below (or to such other address of the Guarantor as the Guarantor may hereafter furnish to the Banks in writing for such purpose), but no other method of giving notice to or making a request of the Guarantor is hereby precluded.
          9. COVENANTS. The Guarantor hereby agrees to perform and observe and to cause each of its Subsidiaries to perform and observe, all of the following covenants and agreements:
          9.1. INSURANCE. Each Company will:
          (a) insure itself and all of its insurable properties to such extent, by such insurers and against such hazards and liabilities as is generally done by businesses similarly situated, it being understood that the Guarantor has obtained a fidelity bond for such of its employees as handle funds belonging to the Borrower or the Guarantor,
          (b) give the Administrative Agent prompt written notice of any material reduction or adverse change in that Company’s insurance coverage and the details of such reduction or such change, and

          (c) forthwith upon any Bank’s or the Administrative Agent’s written request, furnish to each Bank and the Administrative Agent such information in writing about that Company’s insurance as any Bank or the Administrative Agent, as applicable, may from time to time reasonably request.
          9.2. MONEY OBLIGATIONS. Each Company will pay in full:
          (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as, and to the extent that, the same shall be contested in good faith by appropriate and timely proceedings diligently pursued and there shall be set aside on its books such reserves with respect thereto as are required by GAAP and taxes and assessments on inconsequential parcels of vacant land), the nonpayment of which does not materially adversely affect the financial condition of the Guarantor for which it may be or become liable or to which any or all of its properties may be or become subject,
          (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. Section 206-207) or any comparable provisions, and
          (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings diligently pursued) before such payment becomes overdue; provided that, (i) notwithstanding the foregoing, the Guarantor shall not make any payment on account of any of the Senior Notes in the event of and during the continuance of any Payment Default and (ii) with respect to such obligations that constitute Indebtedness, the foregoing shall only apply to such Indebtedness to the extent any violation of this clause (c) would result in an Event of Default under Section 10(d) below.
          9.3. RECORDS. Each Company will:
          (a) at all times maintain true and complete records and books of account and, without limiting the generality of the foregoing, maintain appropriate reserves for possible losses and liabilities, all in accordance with GAAP applied on a basis not inconsistent with its present accounting procedures,
          (b) at all reasonable times and upon reasonable notice permit each Bank to examine that Company’s books and records and to make excerpts therefrom and transcripts thereof, and
          (c) permit each Agent and each Bank to discuss the affairs, finances and accounts of the Guarantor and its Subsidiaries with, and be advised as to the same by, their respective executive officers, partners or members (or those officers who report directly to any of them), all at such reasonable times and intervals as either Agent or any Bank may reasonably request.

          The Banks shall use good faith efforts to coordinate any visits or inspections so as to minimize the interference with and disruption to the normal business operations of the Companies.
          9.4. FRANCHISES. Each Company will preserve and maintain at all times its corporate existence, rights and franchises; provided, that this Section shall not (a) apply to (i) any merger of a Subsidiary of the Guarantor into the Guarantor or into another Subsidiary of the Guarantor, (ii) any consolidation of a Subsidiary of the Guarantor with another Subsidiary of the Guarantor, or (iii) any dissolution of any Subsidiary of the Guarantor, except in each case where that Subsidiary is the Borrower or (b) prohibit any merger, consolidation, dissolution or transfer permitted by Section 8.02 of the Agreement.
          9.5. NOTICE. The Guarantor will cause its Chief Financial Officer, or in his or her absence another officer designated by the Chief Financial Officer, to promptly notify the Banks whenever (a) any Event of Default or Possible Default may occur (including, without limitation, any default under any of the Senior Notes, any of the Senior Notes Indentures or any other document relating thereto (after giving effect to any applicable grace period)) or any representation or warranty made herein may for any reason cease in any material respect to be true and complete, and/or (b) any Subsidiary shall (i) be in default of any material (with respect to the Guarantor) obligation for payment of borrowed money, or, to the knowledge of the Guarantor, any material obligations in respect of guarantees, taxes and/or Indebtedness for goods or services purchased by, or other contractual obligations of, such Subsidiary (it being understood and agreed that for purposes of this clause (b)(i) a “material” obligation of such Subsidiary with respect to the Guarantor shall include any non-recourse Indebtedness constituting in principal amount more than ten percent (10%) of the aggregate non-recourse Indebtedness of the Guarantor and its Subsidiaries) and/or (ii) not, to the knowledge of the Guarantor, be in compliance with any law, order, rule, judgment, ordinance, regulation, license, franchise, lease or other agreement that has or could reasonably be expected to have a Material Adverse Effect and/or (c) the Guarantor and/or any Restricted Subsidiary shall have received notice, or have knowledge, of any actual, pending or threatened claim, notice, litigation, citation, proceeding or demand relating to any matter(s) described in subclauses (b)(i) and (b)(ii) of this Section 9.5. Further, the Guarantor shall provide to the Administrative Agent a copy of any proposed amendment or modification of the terms and conditions applicable to any of the Senior Notes or the Senior Notes Indentures and any proposed termination of or amendment or modification to the Convertible Notes Hedge Transactions, in each case not less than three (3) Cleveland Banking Days in advance of entering into the same, whether or not the Guarantor believes that the consent of the Required Banks is needed therefor pursuant to Section 9.10(h)(iii) or (ix) hereof; provided, that, with respect to any proposed termination of or amendment or modification to the Convertible Notes Hedge Transactions that does not require the consent of the Required Banks as a result of the proviso contained in Section 9.10(h)(ix) hereof, the Guarantor shall only be required to provide to the Administrative Agent a copy of such proposed termination of or amendment or modification in advance of entering into the same.

          9.6. ERISA COMPLIANCE.
          (a) No Company will incur any material accumulated funding deficiency within the meaning of ERISA or any material liability to the PBGC in connection with any Plan.
          (b) Each Company will furnish promptly after receipt thereof a copy of any notice received from the PBGC, the Internal Revenue Service, any governmental agency, or any other party with respect to any Plan administered by such Company or any ERISA Affiliate; provided, that this clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.
          (c) Each Company will furnish as soon as possible and in any event within thirty (30) days after such Company knows or has reason to know that any of the following with respect to any Plan has occurred, a statement of the Chief Financial Officer of such Company setting forth details as to such event and the action which such Company proposes to take with respect thereto, together with a copy of any related notice if a copy of such notice is available to such Company:
          (i) that a Reportable Event has occurred, and, promptly after filing the PBGC Form 10, PBGC Form 10-Advance, or PBGC Form 200, as applicable, with the PBGC or otherwise disclosing a Reportable Event to the Department of Labor in writing pursuant to an application for a private letter ruling or exemption, each Company shall furnish copies of such filing or disclosure of the Reportable Event and copies of each annual report (Form 5500) with respect to each Plan established or maintained by such Company for each plan year that is required to be filed with the Internal Revenue Service, including (x) where required by law, a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by an independent public accountant satisfactory to the Banks, and (y) an actuarial statement of such Plan applicable to such plan year, certified by an enrolled actuary of recognized standing acceptable to the Banks;
          (ii) that a material accumulated funding deficiency has been incurred or any application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan;
          (iii) that a material contribution required to be made to a Plan has not been timely made;
          (iv) that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA;
          (v) that a Plan has an Unfunded Current Liability giving rise to a Lien under ERISA or the Code;

          (vi) that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan;
          (vii) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan;
          (viii) that such Company will or may incur any material liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975, or 4980 of the Code or Sections 409 or 502(i) or 501(1) of ERISA;
          (ix) that such Company may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA);
          (x) with respect to any Multiemployer Plan, the following: (a) the imposition on any Company of a “withdrawal liability” (as defined in Section 4201 of ERISA) that is material, (b) a determination that such Multiemployer Plan is or is expected to be in reorganization (as defined in Section 4241 of ERISA), endangered, or critical status (under Section 305 of ERISA), in circumstances that could reasonably be expected to result in material liability to such Company or any ERISA Affiliate, (c) the termination of such Multiemployer Plan, (d) material liability incurred or expected to be incurred by a Company in connection with an event described in this subsection or the withdrawal by any of them from a Multiemployer Plan during a plan year;
          (xi) that a Plan has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;
          (xii) that such Company adopts or commences contributions to any Plan;
          (xiii) that such Company adopts any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of such Company; or
          (xiv) that any other event or condition may occur that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, other than a standard termination.
          As used in this Section 9.6, “material” means the measure of a matter of significance which shall be determined as being an amount equal to five percent (5%) of the applicable Company’s ERISA Net Worth.

          9.7. FINANCIAL STATEMENTS; ETC. The Guarantor will (or will cause the Borrower to) furnish to each Bank:
          (a) within forty-five (45) days (or fifty (50) days so long as the Guarantor will not be reporting an Event of Default on such Form 10-Q report) after the end of each quarter-annual fiscal period of each fiscal year of the Guarantor, a copy of the Guarantor’s Form 10-Q quarterly report and Form 8-K disclosing the information to be set forth therein as contemplated or required by this Guaranty, each as filed by the Guarantor (or on its behalf) with the Securities and Exchange Commission,
          (b) within forty-five (45) days (or fifty (50) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each of the first three (3) quarter-annual fiscal periods of each fiscal year of the Guarantor, an unaudited consolidated and consolidating balance sheet of the Guarantor as at the end of that period and an unaudited consolidated and consolidating statement of income of the Guarantor for the Guarantor’s current fiscal year to date, all prepared in form and detail in accordance with GAAP, consistently applied, or the Pro Rata Consolidation Method, as applicable, and certified by a Senior Officer of the Guarantor, subject to changes resulting from quarter-end adjustments, together with a certificate of a Senior Officer of the Guarantor in the form of Schedule 9.7(b) attached hereto (a “Covenant Compliance Certificate”) (i) specifying the nature and period of existence of each Event of Default and/or Possible Default, if any, and the action taken, being taken or proposed to be taken by the Guarantor in respect thereof or if none, so stating, and (ii) certifying that the representations and warranties of the Guarantor set forth herein are true and correct in all material respects as of the date of such certificate, or, if not, all respects in which they are not, and (iii) certifying whether there has been compliance with the covenants set forth in Sections 9.13, 9,14, 9.15 and 9.25 hereof as of the end of such fiscal quarterly period,
          (c) within ninety (90) days (or ninety-five (95) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each fiscal year of the Guarantor, an annual report on Form 10-K as filed by the Guarantor (or on its behalf) with the Securities and Exchange Commission, including the complete audited consolidated balance sheets and statements of income of the Guarantor for that year certified by an independent public accountant satisfactory to the Banks, and an unaudited consolidating balance sheet and statement of income of the Guarantor for the current fiscal year, each in form and detail satisfactory to the Banks, and prepared in accordance with GAAP, consistently applied, or the Pro Rata Consolidation Method, as applicable, together with (i) a report of the independent certified public accountant with an opinion that is not qualified as to the scope of the audit or as to the status of the Guarantor or the Borrower as a going concern, (ii) a Covenant Compliance Certificate relating to such fiscal year and (iii) a Form 8-K disclosing the information to be set forth therein as contemplated or required by this Guaranty, as filed by the Guarantor (or on its behalf) with the Securities and Exchange Commission,

          (d) concurrently with furnishing any quarterly financial statement or audit report pursuant to this Section 9.7, a certificate from any Senior Officer of the Guarantor stating whether any Company has made any guaranty or incurred any Indebtedness referred to in Section 9.10(d) or Section 9.12(g) hereof and, if so, the details thereof,
          (e) as soon as available, copies of all notices, reports, proxy statements and other similar documents sent by the Guarantor to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they have been issued, to any securities exchange or to the Securities and Exchange Commission or any similar federal agency having regulatory jurisdiction over the issuance of the Guarantor’s securities,
          (f) within forty-five (45) days (or fifty (50) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each of the first three (3) quarter-annual fiscal periods of each fiscal year of the Guarantor and within ninety (90) days (or ninety-five (95) days so long as the Guarantor shall not have reported an Event of Default under this Guaranty to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each fiscal year of the Guarantor (i) a schedule setting forth the aggregate Measured Credit Risk as of the last day of such fiscal quarter, along with the remaining available Measured Credit Risk permitted by Section 9.10(k) hereof and (ii) a statement of the aggregate notional amount of all Hedge Agreements on which the Guarantor, the Borrower, FCCC and/or any other Subsidiary of the Borrower (other than a SPE Subsidiary) are obligated as of the last day of such fiscal quarter and the aggregate amount of the cash risk to the Guarantor, the Borrower, FCCC and such other Subsidiaries in respect of such Hedge Agreements as of the last day of such fiscal quarter,
          (g) [Reserved],
          (h) within forty-five (45) days (or fifty (50) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after July 31 of each year and within ninety (90) days (or ninety five (95) days so long as the Guarantor shall not have reported an Event of Default under this Guaranty to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after January 31 of each year, an updated budget of cash sources of the Borrower, the Guarantor and their respective Subsidiaries and the uses thereof, for the portion of the fiscal year following such January 31 or July 31 date, as applicable, and the immediately subsequent fiscal year of the Guarantor, such updated budget to be consistent in form with the “Sources and Uses Projection” attached as Schedule A to the Side Letter,
          (i) [Reserved],

          (j) concurrently with furnishing any covenant compliance worksheet under Section 9.7(b) or (c) above, such schedules, details and explanations supporting the calculations contained in such covenant compliance worksheet as may be reasonably required by the Banks,
          (k) [Reserved],
          (l) within forty-five (45) days (or fifty (50) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each of the first three (3) quarter-annual fiscal periods of each fiscal year of the Guarantor and within ninety (90) days (or ninety-five (95) days so long as the Guarantor shall not have reported an Event of Default under this Guaranty to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each fiscal year of the Guarantor, a schedule setting forth the face amount and date of each outstanding Performance Surety Bond issued at the request of the Guarantor pursuant to an Indemnity Agreement along with all other Surety Bonds then outstanding,
          (m) [Reserved],
          (n) within one hundred twenty (120) days after the end of each fiscal year of the Guarantor, a calculation of the consolidated leverage of the Guarantor as of the last day of such fiscal year, with such details and explanations as may be reasonably required by the Banks, and
          (o) forthwith upon Agent’s or any Bank’s written request, such other information of any Company’s financial condition, properties and operations, including, but not limited to, financial statements and any management letters of accountants addressed to the Guarantor or the Borrower in each case as the Agent or such Bank may from time to time reasonably request.
          9.8. [RESERVED].
          9.9. COMBINATIONS, BULK TRANSFERS. (a) No Restricted Company will be a party to any consolidation or merger or lease, sell or otherwise transfer all or any substantial part of its assets or sell, pledge, hypothecate or transfer its stock or other ownership interests in any Subsidiary of the Guarantor; provided, that this Section 9.9 shall not apply to any transfer (as opposed to a pledge) by any Restricted Subsidiary of its assets effected in the normal course of business on commercially reasonable terms and provided, further, that a Restricted Company shall only be permitted to pledge its stock or other ownership interests in any of its Subsidiaries that is a single asset or special purpose entity (it being acknowledged and agreed that the Borrower is not and shall not be a single asset or special purpose entity) (each, a “Pledged Subsidiary”) and such pledge may only secure the following:
          (i) additional or mezzanine Indebtedness incurred with respect to a project encumbered by a first mortgage at the time such additional or mezzanine Indebtedness is incurred, so long as such additional or mezzanine Indebtedness is permitted under Section 9.10 hereof; provided, that the sum of the then existing Indebtedness with respect to such project plus such additional or mezzanine Indebtedness does not exceed eighty percent (80%) of the appraised value of the project at the time such additional or mezzanine Indebtedness is incurred; or
          (ii) primary Indebtedness (or the re-financing thereof) incurred solely for the purpose of acquiring real property or for construction or redevelopment purposes, so long as such primary Indebtedness is permitted under Section 9.10 hereof; provided, that such primary Indebtedness (or the re-financing thereof) does not exceed one hundred percent (100%) of the appraised value of the acquired property at the time of such financing or re-financing, as applicable.
          (b) In addition to the foregoing, except to the extent permitted by Section 9.19(b)(i) hereof, (i) such pledges of stock or other ownership interests in a Pledged Subsidiary may only be made to secure Indebtedness incurred with respect to a project owned or to be acquired by such Pledged Subsidiary (or any direct or indirect wholly-owned Subsidiary of such Pledged Subsidiary) and not to secure Indebtedness incurred with respect to a project owned or to be acquired by any other Subsidiary, (ii) such pledges of stock or other ownership interests in a Pledged Subsidiary given to secure Indebtedness described in Section 9.9(a)(i) above may only secure the additional or mezzanine Indebtedness being incurred with respect to such project and not all of the Indebtedness on such project and (iii) such pledges of stock or other ownership interests in a Pledged Subsidiary given to secure Indebtedness described in Section 9.9(a)(ii) above may only secure the primary Indebtedness being incurred with respect to the acquisition of real property or such construction or redevelopment purposes.
          (c) The Guarantor will deliver to the Agents and the Banks an updated schedule, in the form of Schedule 9.9 attached hereto, listing all of the properties as to which a pledge of stock or other ownership interests has been provided to a lender in accordance with Section 9.9(b) above, within forty-five (45) days after each of the first three (3) quarter-annual fiscal periods of each fiscal year of the Guarantor and within ninety (90) days (or ninety-five (95) days so long as the Guarantor shall not have reported an Event of Default under this Guaranty to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each fiscal year of the Guarantor.
          9.10. BORROWINGS. No Restricted Company will create, assume or suffer to exist any Indebtedness of any kind including, but not limited to, leases required to be capitalized under Financial Accounting Standards Board Standard No. 13 or any reimbursement obligations or other liabilities with respect to letters of credit issued for any Restricted Company’s account; provided, that this Section 9.10 shall not apply to any of the following (collectively, “Permitted Debt”):
          (a) [Reserved],
          (b) any loan obtained from the Guarantor or any Restricted Subsidiary by any Restricted Subsidiary, provided, that (i) such loans shall be made only in the ordinary course of business and (ii) Guarantor shall not cause or permit any Restricted Subsidiary to take any action to enforce any payment of any loan made by a Restricted Subsidiary to another Restricted Subsidiary without the prior written consent of the Banks,
          (c) any real estate loan heretofore or hereafter obtained or guaranteed by a Restricted Company for the purpose of financing any building or purchasing equipment, furniture or fixtures related thereto to be used only for the business of a Restricted Company, provided, that (i) no such loan shall exceed eighty percent (80%) of the lender’s appraisal of the real estate being financed and (ii) except as permitted in Sections 9.12(d), (f), (g), (h), (i), (j), (l) and (m) below, no Restricted Company (other than a Restricted Company whose sole assets consist of contiguous parcels of land which are being purchased or developed with such financing, the improvements, if any, thereon, furniture, fixtures and other equipment used in connection therewith, receivables arising from tenants in connection therewith and the proceeds of such receivables and other property directly obtained from the ownership of such assets) shall have any personal liability for such Indebtedness, the creditors’ recourse being solely to the property being pledged as collateral for such Indebtedness and the income therefrom,
          (d) any loan or letter of credit that is obtained or guaranteed by a Restricted Company; provided, that such Restricted Company’s aggregate personal liability in respect of all such loans (other than any loan obtained by such Restricted Company and permitted by any other clause of this Section 9.10) and letters of credit and in respect of all guaranteed loans referred to in clause (f) of Section 9.12 hereof, does not then exceed and after incurring such loan or letter of credit or the guarantee thereof in question would not exceed, Ten Million Dollars ($10,000,000),
          (e) leases required to be capitalized under Financial Accounting Standards Board Standard No. 13 in the aggregate amount for all Restricted Subsidiaries of Eighteen Million Dollars ($18,000,000); provided, that (i) the foregoing dollar limitation shall not apply to any such capitalized lease, the obligations of which are not recourse to the Guarantor or the Borrower or any of its Subsidiaries (other than Barclays Event Center, LLC, a Delaware limited liability company) and which relates solely to the Atlantic Yards Arena project located in Brooklyn, New York and (ii) all Indebtedness incurred under Section 8.04(k) of the Agreement shall be included, without duplication, in calculating whether the dollar limitation contained in this clause (e) has been met,
          (f) any secured Indebtedness of a Restricted Company created in the course of purchasing or developing real estate or financing construction (or any refinancings thereof) or other improvements thereon or purchasing furniture, fixtures or other equipment therefor or any other Indebtedness of any Restricted Company or any refinancings thereof; provided, that, except as permitted in Sections 9.12(d), (f), (g), (h), (i), (j), (l) and (m) below, no Restricted Company (other than a Restricted Company whose sole assets consist of contiguous parcels of land which are being purchased or developed with such financing, the improvements, if any, thereon, furniture, fixtures and other equipment used in connection therewith, receivables arising from tenants in connection therewith and the proceeds of such receivables and other property directly obtained from the ownership of such assets) shall have any personal liability for such Indebtedness, the creditors’ recourse being solely to the property being pledged as collateral for such Indebtedness and the income therefrom,
          (g) any Indebtedness or other obligations under any Performance Surety Bond or the related Indemnity Agreement; provided, that (i) the terms and conditions of each such Indemnity Agreement shall be substantially the same as the terms and conditions of the Agreement of Indemnity dated November 14, 2005, between the Guarantor and Zurich American Insurance Company, that was previously delivered to the Agents and (ii) there shall not be outstanding at any time Performance Surety Bonds of the type described in clause (g) of such definition in excess of Five Million Dollars ($5,000,000) in the aggregate,
          (h) any Indebtedness or obligations of the Guarantor under the Senior Notes existing as of the date hereof, any new Indebtedness under New Senior Notes as permitted under Section 9.10(h)(x) hereof and any refinancing of any such Senior Notes as permitted by Section 9.13(d) hereof, the Puttable Notes Hedge and Warrant Transactions and/or the Convertible Notes Hedge Transactions; provided, that:
          (i) [Reserved];
          (ii) the Indebtedness represented by the Senior Notes, the Puttable Notes Hedge and Warrant Transactions and the Convertible Notes Hedge Transactions shall be unsecured, pari passu with the Guarantor’s obligations under this Guaranty and structurally subordinate to the Debt;
          (iii) none of the Senior Notes or the Senior Notes Indentures shall be amended or modified (x) without the prior written consent of the Required Banks including, without limitation, (A) to allow the maturity of any of the 2003 Senior Notes, the 2004 Senior Notes, the 2005 Senior Notes or any New Senior Notes to be less than ten (10) years from the date of issuance, (B) to allow the maturity of any of the 2006 Puttable Senior Notes or the 2009 Convertible Senior Notes to be less than five (5) years from the date of issuance, (C) to allow the maturity of any of the 2009 Puttable Senior Notes to be earlier than July 1, 2014, (D) with respect to any Senior Notes with a maturity prior to the Termination Date, to provide for a new maturity date of such Senior Notes that is prior to the Termination Date, (E) to provide for payment of interest under any of the Senior Notes more frequently than quarterly, (F) to provide additional circumstances pursuant to which holders of the 2006 Puttable Senior Notes or any of the 2009 Puttable Senior Notes may put the same to the Guarantor or to increase the put rate available to such holders, other than as provided in the 2006 Puttable Senior Notes Indenture or the 2009 Puttable Senior Notes Indenture, as applicable, (G) to provide any circumstances pursuant to which holders of the 2009 Convertible Senior Notes may put to the Guarantor, or any additional circumstances pursuant to which such holders may require the Guarantor to repurchase the 2009 Convertible Senior Notes, other than as provided in the 2009 Convertible Senior Notes Indenture as the same exists as of the date hereof, (H) to permit the Guarantor to redeem any of the Senior Notes prior to their maturity other than in accordance with Section 9.10(h)(x) or Section 9.13(d) or (e) hereof or to modify any redemption provisions contained in the Senior Notes, including adding additional redemption provisions, (I) to allow any New Senior Notes to have any mandatory repurchase or put feature which is exercisable prior to ten (10) years after the date of issuance of any such New Senior Notes, or (J) to increase the rate of interest payable on or any fees associated with any of the Senior Notes and (y) to the extent any such amendment or modification is to be entered into in connection with a refinancing permitted by Section 9.13(d) hereof or an issuance of New Senior Notes pursuant to Section 9.10(h)(x) hereof, without the prior written consent of the Administrative Agent; provided that amendments or modifications that do not adversely affect the Agreement or this Guaranty or their relationship to any of the Senior Notes or the Senior Notes Indentures shall not require the consent of the Required Banks as provided in subclause (x) of this Section 9.10(h)(iii) (but may require the consent of the Administrative Agent to the extent provided in Section 9.10(h)(x) or Section 9.13 hereof);
          (iv) the outstanding and unredeemed principal amount of the 2003 Senior Notes, the 2004 Senior Notes and the 2005 Senior Notes shall not, at any time, exceed Five Hundred Fifty Million Dollars ($550,000,000) in the aggregate, less the aggregate principal amount of any such Senior Notes Retired, converted or exchanged;
          (v) the outstanding and unredeemed principal amount of the 2006 Puttable Senior Notes and 2009 Puttable Senior Notes shall not, at any time, exceed Three Hundred Five Million One Hundred Thousand Dollars ($305,100,000) in the aggregate, less the aggregate principal amount of any such Senior Notes Retired, converted or exchanged;
          (vi) without duplication of the limitation set forth in the immediately preceding clause (v), the outstanding and unredeemed principal amount of the 2009 Puttable Senior Notes shall not, at any time, exceed Two Hundred Million Dollars ($200,000,000) in the aggregate, less the aggregate principal amount of any such Senior Notes Retired, converted or exchanged;
          (vii) the outstanding and unredeemed principal amount of the 2009 Convertible Senior Notes shall not, at any time, exceed Two Hundred Million Dollars ($200,000,000) in the aggregate, less the aggregate principal amount of any such Senior Notes Retired, converted or exchanged;
          (viii) the full amount of the Senior Notes have been issued and the Guarantor has no further right under this Guaranty or the Agreement to issue any additional Senior Notes, except as provided in Section 9.10(h)(x) hereof;
          (ix) the Convertible Notes Hedge Transactions shall not be terminated, amended or modified without the prior written consent of the Required Banks; provided that no such prior written consent shall be required in connection with (A) an amendment to the Convertible Notes Hedge Transactions for the purpose of limiting the counterparties’ termination rights with respect to the options relating to such of the 2009 Convertible Senior Notes as may be repurchased, exchanged, converted or repaid prior to the Maturity Date (as defined in the 2009 Convertible Senior Notes Indenture) or (B) any termination or amendment that does not and could not result in any liability to the Guarantor; and
          (x) with respect to any Indebtedness of the Guarantor under New Senior Notes (A) the maximum issued, outstanding and unredeemed principal amount of such New Senior Notes shall not exceed One Hundred Fifty Million Dollars ($150,000,000) in the aggregate, (B) the maturity date of such New Senior Notes shall not be less than ten (10) years from the date of issuance, (C) the effective interest rate applicable to all such New Senior Notes (after giving effect to any discount) shall not exceed eight and one-half percent (8.5%) per annum, (D) such New Senior Notes shall not provide any circumstances pursuant to which holders thereof may put such New Senior Notes to the Guarantor, except in connection with any default by the Guarantor thereunder or in exchange for shares of the Guarantor, (E) the issuance of such New Senior Notes is accomplished through an amendment of an existing Senior Notes Indenture (which amendment shall be subject to the terms of the Loan Documents, including, without limitation, the requirement of obtaining Administrative Agent’s approval thereof) or through other documentation approved by Administrative Agent, and (F) not less than two-thirds (2/3rds) of the gross proceeds of such issuance (net of issuance costs, but not hedge costs, if any), shall be used to promptly, but in any event within fifteen (15) days of such issuance, repay or Retire non-recourse mortgage Indebtedness of the Borrower and its Subsidiaries or Indebtedness of the Guarantor which is recourse to the Guarantor (the amount of such Indebtedness equal to two-thirds (2/3rds) of such gross proceeds the “Subject Debt”); provided, however, the Guarantor shall be permitted to extend such fifteen (15) day period for up to an additional one hundred sixty-five (165) days so long as (1) the Guarantor has given the Administrative Agent, within five (5) days of such issuance, written notice of its election to so extend such fifteen (15) day period (the “Extension Notice”) and has otherwise satisfied the requirements of this Section 9.10(h)(x) and (2) a portion of the Total Revolving Loan Commitments equal to the applicable gross proceeds of such issuance to be applied to the repayment or Retirement of the Subject Debt as identified by the Guarantor (the “Section 9.10 Reserved Commitment”) is otherwise available and has been reserved solely for purposes of repaying or Retiring the Subject Debt (or, if a Reserve Deficiency exists after giving effect to the Reserved Commitment then in effect, including the Section 9.10 Reserved Commitment, the Guarantor has deposited into the Reserve Deficiency Account an amount of Cash sufficient to eliminate any Reserve Deficiency) (and upon receipt of any Extension Notice, the Section 9.10 Reserved Commitment will be so established or increased); provided, further, that in the event such fifteen (15) day period has been so extended, so long as the Guarantor has, at least thirty (30) days prior to the expiration of such extended period, provided to the Administrative Agent a plan to repay or Retire Subject Debt with such gross proceeds, drawings under the Section 9.10 Reserved Commitment and/or funds so deposited into the Reserve Deficiency Account on or before a specified date no later than two hundred seventy (270) days of such issuance of New Senior Notes, the Administrative Agent may extend such one hundred eighty (180) day period for up to an additional ninety (90) days. In connection with any such extension of such fifteen (15) day period, the Guarantor shall, on or before the one hundred-eightieth (180th) day after such issuance of New Senior Notes (or, such later date to the extent the Administrative Agent has so extended such one-hundred eighty (180) day period), (i) apply such gross proceeds from the issuance of such New Senior Notes to the repayment or Retirement of such Subject Debt and/or (ii) to the extent the Section 9.10 Reserved Commitment has been established and/or Cash deposited into the Reserve Deficiency Account, draw on the Section 9.10 Reserved Commitment and/or withdraw from the Reserve Deficiency Account an amount up to (but not exceeding) those funds deposited into the Reserve Deficiency Account for purposes of eliminating any Reserve Deficiency in connection with such issuance of New Senior Notes, and shall have applied such funds to the repayment or Retirement of such Subject Debt. Upon issuance of any such New Senior Notes, Guarantor shall promptly provide to the Banks a copy of all documentation entered into, or provided to investors, by the Guarantor in connection therewith. Prior to the issuance of any New Senior Notes, the Guarantor shall deliver to Administrative Agent a pro-forma covenant calculation compliance certificate indicating compliance with the financial covenants in this Guaranty after issuance. Not later than the fifth (5th) Cleveland Banking Day following the date of the repayment or Retirement of the Subject Debt as required by clause (F) of this Section 9.10(h)(x), the Guarantor shall notify the Administrative Agent in writing of the Subject Debt that has been so repaid or Retired. Furthermore, in the event the Guarantor has satisfied the requirements contained in the first proviso of this Section 9.10(h)(x) and has extended the fifteen (15) day deadline by which the Subject Debt is to be repaid or Retired, no later than thirty (30) days prior to the expiration of such extended period, to the extent the Guarantor has not previously repaid or Retired the Subject Debt and notified the Administrative Agent as required by the prior sentence, the Guarantor shall have either notified the Administrative Agent in writing of the Subject Debt that will be so repaid or Retired or satisfied the requirements contained in the second proviso of this Section 9.10(h)(x).
          (i) any Indebtedness or obligations of the Guarantor under the Preferred Equity Hedge Transaction; provided, that:
          (i) the Indebtedness represented by the Preferred Equity Hedge Transaction shall be unsecured, pari passu with the Guarantor’s obligations under this Guaranty and structurally subordinate to the Debt; and
          (ii) the Preferred Equity Hedge Transaction shall not be terminated, amended or modified without the prior written consent of the Required Banks; provided, that no such prior written consent shall be required in connection with any termination or amendment that does not and could not result in any liability to the Guarantor,
          (j) any Indebtedness or obligations of the Guarantor under the Surety Bonds or the related Indemnity Agreements to a maximum aggregate principal amount of Thirty Million Dollars ($30,000,000) minus the aggregate stated amount of all Letters of Credit then outstanding for the account of the Borrower under the Agreement in excess of Ten Million Dollars ($10,000,000); provided, such Indebtedness is fully subordinated to the obligations of the Guarantor under this Guaranty as set forth in the related Subordination Agreement,
          (k) any Indebtedness of the Guarantor under any Hedge Agreement relating to Indebtedness otherwise permitted under this Guaranty or the Agreement, provided that any Hedge Agreement proposed to be entered into or guaranteed by the Guarantor, along with all Hedge Agreements entered into or guaranteed by the Borrower, FCCC or any other Subsidiary of the Borrower (other than a SPE Subsidiary), in each case with a Person that is not a Bank that results in an aggregate Measured Credit Risk for all Hedge Agreements entered into with Persons other than a Bank, in excess of Thirty Three Million Five Hundred Thousand Dollars ($33,500,000), shall require the prior written consent of the Required Banks (such written consent to be delivered by each consenting Bank to the Administrative Agent not more than three (3) Cleveland Banking Days after the request for such consent has been delivered by the Guarantor to the Administrative Agent, provided that each Bank that does not deliver such written consent within such three (3) Cleveland Banking Day period shall be deemed to have denied the request for such Hedge Agreement),
          (l) any Indebtedness of the Guarantor with respect to deferred taxes that are due and payable in excess of twelve (12) months from the date of the incurrence of such tax liability,
          (m) any guarantee or indemnity permitted by Section 9.12 hereof to the extent such guarantee or indemnity constitutes Indebtedness,
          (n) any Indebtedness of the Guarantor permitted by Section 9.13(d) hereof that refinances the Indebtedness evidenced by the Senior Notes, or
          (o) any Indebtedness of the Guarantor, up to a maximum principal amount outstanding at any time of Five Million Dollars ($5,000,000), which is incurred in the ordinary course of business; provided that all Indebtedness incurred under Section 8.04(j) of the Agreement shall be included, without duplication, in calculating whether the dollar limitation contained in this clause (o) has been met.

          9.11. LIENS. No Restricted Company will:
          (a) sell or otherwise transfer any Receivables, including, but not limited to, any mortgages held by the Guarantor or any of its Subsidiaries, other than in the ordinary course of business,
          (b) acquire any property subject to any land contract, conditional sale contract or other title retention contract, or
          (c) suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by any mortgage, security interest, financing statement, encumbrance or Lien of any kind or nature;
provided, that this Section 9.11 shall not apply to:
          (i) any Lien for a tax, assessment or other governmental charge or levy so long as the payment thereof is not required by Section 9.2(a) hereof,
          (ii) any Lien securing only worker’s compensation, unemployment insurance or similar obligations,
          (iii) any mechanic’s, warehousemen’s, carrier’s or similar common law or statutory Lien incurred in the normal course of business,
          (iv) any mortgage, security interest or other Lien encumbering property of any Restricted Subsidiary for the purpose of securing any Permitted Debt owing by only that Subsidiary,
          (v) any mortgage, security interest or other Lien encumbering property of a Restricted Company and securing any Indebtedness or liability of such Restricted Company by Section 9.10(c) hereof,
          (vi) any Lien permitted by Section 8.05 of the Agreement,
          (vii) any Indemnification Lien granted pursuant to an Indemnity Agreement related to one or more Performance Surety Bonds permitted under this Guaranty,
          (viii) any financing statement perfecting a security interest permitted by this Section 9.11, or
          (ix) any Lien permitted by Sections 9.19(b)(i) and (vi) hereof.
          9.12. GUARANTEES. No Restricted Company will be or become a guarantor of any kind; provided, that this Section 9.12 shall not apply to:

          (a) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business,
          (b) any indemnity or guaranty of a surety bond for the performance by a customer of a Restricted Company of the customer’s obligations under a land development contract,
          (c) any guarantee by the Guarantor of a real estate loan permitted by clause (c) of Section 9.10 hereof,
          (d) subject to the limitations set forth in Section 9.19 hereof, any Completion Guaranty with respect to a real estate building project, if the Guarantor or any Company is the developer of such project or has a property interest in such project (including, but not limited to, a Non-Affiliate Construction Project),
          (e) the guarantee by the Guarantor set forth in Section 3 hereof,
          (f) any other guarantee by the Guarantor, provided, that the Guarantor’s aggregate personal liability in respect of all of such other guarantees and all Indebtedness described in subsection (a) of the definition of Indebtedness (other than any loan permitted by clauses (a) through (c), inclusive, of Section 9.10 hereof) does not exceed, and after making the guarantee in question would not exceed, Ten Million Dollars ($10,000,000),
          (g) any unsecured guarantee by the Guarantor or any Restricted Subsidiary of the equity investment or performance of a Subsidiary of the Guarantor (other than any Indebtedness of such Subsidiary incurred for borrowed money) in connection with a real estate project in favor of a partner or member, or a partnership or limited liability company in which such Subsidiary is a general partner or a member, as applicable, when the Guarantor or such Restricted Subsidiary, as the case may be, deems it to be in its best interest not to be a partner, a member, or have a direct interest in the partnership or limited liability company, as applicable,
          (h) the guarantee by the Guarantor of the obligations of Franklin Town Towers Associates located in Philadelphia, Pennsylvania, with respect to Museum Towers, in the original principal amount of Twenty Million Four Hundred Thousand Dollars ($20,400,000); provided, that such obligations shall only be amended, restated, extended or refinanced on terms and conditions substantially similar to those initially applicable to such obligations and the aggregate principal amount of such obligations will not be increased thereby,
          (i) any guarantee or indemnity by the Guarantor or any Restricted Subsidiary for fraud, misappropriation, misapplication or environmental problems, or as are otherwise usual and customary in non-recourse carve-out guaranties given in commercial mortgage loan transactions entered into by the Guarantor and/or such Restricted Subsidiary, provided, that such a guarantee or indemnity may be given by the Guarantor or a Restricted Subsidiary, but not both (unless such Restricted Subsidiary is also the borrower in the particular commercial mortgage loan transaction), in connection with any particular commercial mortgage loan transaction,
          (j) subject to Section 9.10(k) hereof, any guarantee by the Guarantor of an unsecured Hedge Agreement permitted by Section 8.04 of the Agreement entered into by a Subsidiary of the Guarantor (other than the Borrower),
          (k) the MTA Guaranty; provided, that (i) the maximum principal amount of the Guarantor’s obligations thereunder shall not exceed Thirty Million Dollars ($30,000,000) and (ii) the Guarantor shall not enter into or agree to enter into any amendment, supplement or other modification to the MTA Guaranty that, in the opinion of the Agents, is or would be materially adverse to the interests of the Banks,
          (l) subject to the limitations set forth in Section 9.19 hereof, any Completion Guaranty, or
          (m) the guarantee by the Guarantor in connection with the Park Creek Metropolitan District and Stapleton Land LLC located in Stapleton, Colorado, with respect to the $19,000,000 Park Creek District Subordinate Limited Property Tax Revenue Bonds, Series 2003A and the $10,000,000 Park Creek District Subordinate Limited Property Tax Revenue Bonds, Series 2003-B, provided, that such guarantee obligations shall not be amended, restated or otherwise modified without the prior written consent of the Banks.
          9.13. REDEMPTIONS, PREPAYMENTS, AND DIVIDENDS.
          (a) The Guarantor will not directly or indirectly purchase, acquire, redeem or retire, or make any cash payment upon the conversion of, any shares of its Capital Stock at any time outstanding or set aside funds for any such purpose, except that, so long as no Event of Default or violation of Section 9.14 hereof has occurred or will result after giving effect thereto, and so long as the Debt remains outstanding, Guarantor shall be permitted to (i) purchase shares of its Class A Common Stock, in an amount not to exceed Four Million Dollars ($4,000,000) in the aggregate unless the prior written approval of the Administrative Agent is obtained, such purchases to be made solely for purposes of covering employees’ minimum statutory tax withholding requirement in connection with the vesting of restricted stock granted under the Guarantor’s 1994 Stock Plan, as amended, and only as the need to pay such minimum statutory tax withholding requirement arises and (ii) make, and set aside funds for purposes of making, cash payments to the holders of the March 2010 Preferred Equity and any Additional Preferred Equity which is convertible preferred in lieu of issuing fractional shares of its Class A Common Stock in connection with the exercise of conversion rights by such holders of the Preferred Equity in accordance with the terms thereof.
          (b) The Guarantor will not directly or indirectly pay any principal of, make sinking fund payments in respect of or purchase any Indebtedness now or hereafter owing by the Guarantor other than any principal payment, sinking fund payment or purchase the omission of which would (or with the giving of notice or the lapse of any applicable grace period or both would) accelerate, or give anyone the right to accelerate, the maturity of such Indebtedness in accordance with the original terms thereof; provided, that, notwithstanding the foregoing, (i) the Guarantor shall not make any payment on account of any of the Senior Notes in the event of and during the continuance of any Payment Default, and (ii) the Guarantor shall be permitted to Retire, refinance and/or reserve for any or all of the Senior Notes only to the extent permitted by Section 9.10(h)(x) above and Sections 9.13(d) and (e) below.
          (c) The Guarantor will not directly or indirectly declare or pay (or set aside any funds to pay) any Dividends; provided that so long as no Event of Default has occurred and is continuing or would occur as a result, the Guarantor may accrue and/or pay (i) (A) accrued and unpaid Dividends with respect to the outstanding March 2010 Preferred Equity (and set aside funds for such purpose) at a rate not to exceed seven percent (7.0%) annually and (B) an amount equal to the total value of Dividends that would have accrued and become payable on the outstanding March 2010 Preferred Equity in connection with the Guarantor’s election to convert its March 2010 Preferred Equity to Class A Common Stock pursuant to clause 5(m)(vi) of the March 2010 Preferred Equity Designation, (ii) accrued and unpaid Dividends with respect to all outstanding Additional Preferred Equity (and set aside funds for such purpose), provided that, in each fiscal year of the Guarantor, the aggregate Dividends accrued, paid or otherwise payable or set aside with respect to all Additional Preferred Equity shall not exceed the sum of (1) the aggregate debt service which would have been payable during such period on the portion of the Senior Notes Retired with the proceeds of such Additional Preferred Equity plus (2) Three Million Dollars ($3,000,000), and (iii) accrued and unpaid Dividends with respect to Guarantor’s outstanding Class A Common Stock and/or Class B Common Stock in an amount for any Test Period not to exceed Twenty Million Dollars ($20,000,000) in the aggregate.
          (d) The Guarantor shall not directly or indirectly exercise its optional redemption rights, under the terms of any of the Senior Notes (other than the 2006 Puttable Senior Notes or the 2009 Puttable Senior Notes in accordance with Sections 9.13(e) and (f) below) or the Senior Notes Indentures (other than the 2006 Puttable Senior Notes Indenture or the 2009 Puttable Senior Notes Indenture in accordance with Sections 9.13(e) and (f) below) (it being understood and agreed that as of the date of this Guaranty, the Guarantor has no optional redemption rights under the 2009 Convertible Senior Notes or the 2009 Convertible Senior Notes Indenture), to redeem any of the Senior Notes (other than the 2006 Puttable Senior Notes or the 2009 Puttable Senior Notes in accordance with Sections 9.13(e) and (f) below) prior to its respective maturity date, or to deposit monies or other assets with the trustee under the Senior Notes Indentures (other than the 2006 Puttable Senior Notes Indenture or the 2009 Puttable Senior Notes Indenture in accordance with Sections 9.13(e) and (f) below) for the payment of any one or more Senior Notes (other than the 2006 Puttable Senior Notes or the 2009 Puttable Senior Notes in accordance with Sections 9.13(e) and (f) below) or the release of restrictive covenants thereunder, by defeasance, without in each case the prior written consent of the Required Banks, except that the Guarantor may take any of the above listed actions in connection with a refinancing of any or all of the Indebtedness represented by the Senior Notes without the prior consent of the Banks, in each case only so long as (i) it does not result in an increase of the aggregate principal amount of Indebtedness of the Senior Notes outstanding immediately prior to such refinance, (ii) it does not create new Indebtedness with a maturity date earlier than five (5) years from the date of such new issuance unless otherwise approved by Administrative Agent, (iii) it does not result in Indebtedness that is senior to the Banks, and (iv) such refinance is otherwise on terms and conditions satisfactory to, and pursuant to documentation approved by, the Administrative Agent. For the avoidance of doubt, as used in this Section 9.13(d), a “refinance” shall mean only the issuance of a new recourse debt security of the Guarantor (the “Refinance Notes”), which may include New Senior Notes, solely to Retire existing Senior Notes (the “Subject Senior Notes”) prior to or at maturity thereof. Guarantor shall not replace any existing Senior Notes upon the same converting into or being exchanged for equity as a refinance without approval of the Required Banks; provided that the Guarantor may issue New Senior Notes as provided in Section 9.10(h)(x). Prior to any refinance of the Subject Senior Notes, Guarantor shall deliver to the Administrative Agent a pro-forma covenant calculation compliance certificate indicating compliance with the financial covenants in this Guaranty giving effect to such refinance. Notwithstanding anything to the contrary in this Section 9.13(d) or Section 9.13(e) or (f) below, and so long as no Material Possible Default or Event of Default then exists or would occur as a result thereof, (x) the Guarantor shall be permitted to Retire an amount not to exceed Two Hundred Million Dollars ($200,000,000) in the aggregate of the remaining Senior Notes so long as such Senior Notes are Retired at a discount to par and (y) the Guarantor may issue Refinance Notes for purposes of and up to thirty (30) days prior to the Retirement (the date of such Retirement, the “Retirement Date”) of any Subject Senior Notes with the net proceeds received by Guarantor in connection with such issuance so long as (1) the Guarantor has given the Administrative Agent written notice of its election to delay the Retirement of the Subject Senior Notes for a period of up to thirty (30) days as provided in this clause (y) and has otherwise satisfied the requirements of this Section 9.13(d), (2) the Subject Senior Notes have an aggregate face amount greater than or equal to the aggregate face amount of the Refinance Notes, (3) a portion of the Total Revolving Loan Commitments equal to the aggregate face amount of the Subject Senior Notes (the “Section 9.13 Reserved Commitment”) is otherwise available and shall have been reserved solely for purposes of Retiring the Subject Senior Notes (or, if a Reserve Deficiency exists after giving effect to the Reserved Commitment then in effect, including the Section 9.13 Reserved Commitment, the Guarantor has deposited into the Reserve Deficiency Account an amount of Cash sufficient to eliminate any Reserve Deficiency) and (4) on or before the applicable Retirement Date, (i) the Guarantor shall have applied such net proceeds to the repayment or Retirement of the Subject Notes and/or, (ii) to the extent the Section 9.13 Reserved Commitment has been established and/or Cash deposited into the Reserve Deficiency Account, the Guarantor shall have drawn on the Section 9.13 Reserved Commitment and/or withdrawn from the Reserve Deficiency Account an amount up to (but not exceeding) those funds deposited into the Reserve Deficiency Account for purposes of eliminating any Reserve Deficiency in connection with such issuance of Refinance Notes, and has applied such funds to the repayment or Retirement of the Subject Senior Notes. Executed copies of any and all documentation (whether or not such documentation is subject to the approval of the Administrative Agent as required by this Section 9.13(d)) evidencing or relating to any such refinancing shall be delivered to the Administrative Agent within five (5) Cleveland Banking Days of the execution of such documentation.
          (e) Other than with proceeds of Loans requested under the Section 2.02 Reserved Commitment or funds on deposit in the Reserve Deficiency Account, the Guarantor shall not directly or indirectly exercise its optional redemption rights, under the terms of any of the 2006 Puttable Senior Notes or the 2006 Puttable Senior Notes Indenture, to Retire any of the 2006 Puttable Senior Notes prior to its maturity date, or to deposit monies or other assets with the trustee under the 2006 Puttable Senior Notes Indenture for the payment of any one or more 2006 Puttable Senior Notes or the release of restrictive covenants thereunder, by defeasance, without in each case the prior written consent of the Required Banks.
          (f) Other than with proceeds of Loans requested under the Section 5.09 Reserved Commitment or funds on deposit in the Reserve Deficiency Account, the Guarantor shall not directly or indirectly exercise its optional redemption rights, under the terms of any of the 2009 Puttable Senior Notes or the 2009 Puttable Senior Notes Indenture, to Retire any of the 2009 Puttable Senior Notes prior to its maturity date, or to deposit monies or other assets with the trustee under the 2009 Puttable Senior Notes Indenture for the payment of any one or more 2009 Puttable Senior Notes or the release of restrictive covenants thereunder, by defeasance, without in each case the prior written consent of the Required Banks.
          (g) The Guarantor shall not cause the Borrower to declare, pay, or make, and shall not accept payment of, any Dividends in respect of Capital Stock of the Borrower other than as permitted under Section 8.14 of the Agreement, or, notwithstanding any other provision of the Agreement or this Guaranty to the contrary, any loans or advances to the Guarantor.
          (h) The Guarantor shall not make, or set aside any funds for purposes of making, any cash payments with respect to the Preferred Equity other than payments specifically permitted by subclause (a)(ii) and clause (c) of this Section 9.13.
          9.14. CASH FLOW COVERAGE RATIO. The Guarantor will not at any time permit the Cash Flow Coverage Ratio to be less than (a) 2.50:1.00 on and after the Restatement Effective Date through and including January 31, 2013, (b) 2.75:1.00 on and after February 1, 2013 through and including January 31, 2014, and (c) 3.00:1 thereafter.
          For purposes of calculating the Cash Flow Coverage Ratio, Net Operating Income for recently completed development or redevelopment properties and debt service on construction and interim loans, land loans, and other financings secured by such assets shall be excluded until the earlier of (a) ninety percent (90%) occupancy (based on a rentable square footage basis or, with respect to any residential property, based on the number of units for such property sold or occupied, as applicable) of the improvements related to such development property or financed with the proceeds of any such loan, and (b) twenty-four (24) months following the issuance of a certificate of occupancy with respect to such improvements, so long as such debt service is covered by a funded and available loan reserve or a deposit in the form of

Cash or a letter of credit that is sufficient to cover applicable operating shortfalls and debt service payments. If such reserve or deposit is insufficient to cover such debt service or is unavailable, Net Operating Income and such debt service from the applicable assets and financings shall be included in the calculation of the Cash Flow Coverage Ratio until such time as such reserve or deposit is sufficient and available. The Guarantor shall provide the Administrative Agent with a projection of the interest reserve or deposit necessary to cover debt service (from the applicable project loan budget), which shall be subject to the Administrative Agent’s reasonable review and approval.
          9.15. CONSOLIDATED SHAREHOLDERS’ EQUITY. The Guarantor will not permit the Consolidated Shareholders’ Equity to be less than (a) on the Restatement Effective Date, Two Billion Three Hundred Twenty Million One Hundred Seventy-Five Thousand Dollars ($2,320,175,000) and (b) at any date of determination thereafter, the sum of (i) Two Billion Three Hundred Twenty Million One Hundred Seventy-Five Thousand Dollars ($2,320,175,000), plus (ii) seventy-five percent (75%) of the net cash proceeds from any sale or issuance of equity by the Guarantor.
          9.16. ENVIRONMENTAL COMPLIANCE. The Guarantor will comply with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which the Guarantor or any Restricted Subsidiary owns property, operates, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. The Guarantor will furnish to the Banks promptly after receipt thereof a copy of any notice the Guarantor or any Restricted Subsidiary may receive from any governmental authority, private person or entity or otherwise that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against the Guarantor or such Restricted Subsidiary, any real property in which the Guarantor or such Restricted Subsidiary holds any interest or any past or present operation of the Guarantor or such Restricted Subsidiary. The Guarantor will not, and will not knowingly allow any other Person to, store, release or dispose of hazardous waste, solid waste or other wastes on, under or to any real property in which the Guarantor holds any direct or indirect interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. The Guarantor shall defend, indemnify and hold harmless the Banks against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of the Guarantor or any Restricted Subsidiary with any Environmental Law, provided, that, so long as and to the extent that the Banks are not required to make any payment or suffer to exist any unsatisfied judgment, order, or assessment against them, the Guarantor may pursue rights of appeal to comply with such Environmental Laws. In any case of noncompliance with any Environmental Law by a Restricted Subsidiary, the Banks’ recourse for such indemnity herein shall be limited solely to the property of the Restricted Subsidiary holding title to the property involved in such noncompliance and such recovery shall not be a lien, or a basis of a claim of lien or levy of execution, against either the Guarantor’s general assets or the general assets of any of its Restricted Subsidiaries.

          9.17. PLAN. Neither the Guarantor nor any Restricted Subsidiary will suffer or permit any Plan to be amended if, as a result of such amendment, the current liability under such Plan is increased so that the actuarial present value of the accumulated plan benefits under such Plan is less than sixty percent (60%) of the fair market value of the assets of such Plan, as determined in accordance with Section 412 of the Code, or results in any material increase in liability for the Guarantor or such Restricted Subsidiary.
          9.18. ANTI-TERRORISM LAWS. Neither the Guarantor nor any of its Subsidiaries shall be in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of any Persons specified therein or that prohibits or limits any Bank or either Agent from making any advances or extensions of credit to the Guarantor or from otherwise conducting business with the Guarantor.
          9.19. CROSS COLLATERALIZATION AND CROSS DEFAULTS.
          (a) Except as expressly permitted by this Section 9.19, neither the Guarantor nor any Restricted Subsidiary will (i) cross-default or agree to cross-default any Permitted Debt to this Guaranty or the Debt; (ii) agree to any financial covenants based on the performance of the Guarantor under any other Permitted Debt (other than the Debt); or (iii) cross-collateralize, or agree to cross-collateralize Permitted Debt (other than the Debt) owing to any one lender under one or more different loan agreements or arrangements, provided, that the cross-defaulted and/or cross-collateralized Indebtedness set forth on Schedule 9.19 attached hereto shall be permitted, provided, further, that such Schedule 9.19 shall not be amended or otherwise modified after the Restatement Effective Date without the prior written consent of the Administrative Agent.
          (b) Notwithstanding Section 9.19(a) above:
          (i) with respect to construction projects that are constructed in multiple phases and/or stabilized properties, any Restricted Company shall be permitted to cross-default and/or Cross-Collateralize any Permitted Debt with other Permitted Debt (other than, in each case, the Debt), but only if the phases to be Cross-Collateralized and/or cross-defaulted consist of a single identifiable project;
          (ii) under a Completion Guaranty granted by the Guarantor to a construction lender, the Guarantor shall be permitted to agree to a financial covenant solely with respect to the Guarantor’s net worth, but only if (A) the Indebtedness related to such Completion Guaranty is in excess of One Hundred Million Dollars ($100,000,000), (B) the Indebtedness related to such Completion Guaranty has a maturity of two (2) years or greater, not including extensions, (C) any net worth financial covenant is calculated in substantially the same manner as the covenant set forth in Section 9.15 hereof and requires a net worth for the Guarantor of not more than Two Hundred Seventy Five Million Dollars ($275,000,000) and (D) the aggregate of all Indebtedness subject to such Completion Guaranties shall not exceed Four Hundred Million Dollars

($400,000,000), exclusive of the Indebtedness incurred in connection with the projects set forth on Schedule 9.19 attached hereto;
          (iii) under any Completion Guaranty granted by the Guarantor that contains the net worth financial covenant referred to in Section 9.19(b)(ii) above, (A) the construction lender shall not be permitted to call upon such Completion Guaranty due solely to a violation of such net worth financial covenant and (B) the construction lender shall only be permitted to call upon such Completion Guaranty if the project is not performing (i.e. not on budget and/or schedule);
          (iv) with respect to Hedge Agreements permitted by this Guaranty, the related documentation may provide that an Event of Default will constitute an event of default under such Hedge Agreement, provided, that the Hedge Agreement also provides that the counterparty may not terminate or exercise any remedy under the Hedge Agreement on account of any Event of Default unless (A) the Banks have provided a written notice of such Event of Default to the Borrower, (B) all applicable cure periods have lapsed without such Event of Default being cured and (C) the Banks may accelerate the maturity of the Debt on the basis of such Event of Default;
          (v) none of the Senior Notes Indentures or the documents evidencing the Puttable Notes Hedge and Warrant Transactions and the Convertible Notes Hedge Transactions may provide that an Event of Default constitutes a default under such Senior Notes Indenture, the Puttable Notes Hedge and Warrant Transactions or the Convertible Notes Hedge Transactions, as applicable, except in the case of an Event of Default that constitutes the failure to pay the principal of any Debt when due and payable after the expiration of any applicable grace period with respect thereto that results in the Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or constitutes the failure to pay any portion of the principal of the Debt when due and payable at maturity or by acceleration, and
          (vi) to the extent Permitted Debt of the Borrower or any Subsidiary of the Borrower may be secured under Section 8.05 of the Agreement, the Guarantor may provide cash or letters of credit as additional collateral to secure such Permitted Debt.
          9.20. OWNERSHIP OF LAND. The Guarantor shall not, and shall not permit any Restricted Subsidiary to purchase, lease or otherwise acquire any real property of any kind after the Restatement Effective Date, other than any real property to be used only for the business of the Guarantor or any such Restricted Subsidiary, in each case, as such business has been conducted prior to the Restatement Effective Date.
          9.21. PERMITTED NON-AFFILIATE LOAN REPORTS. Within forty-five (45) days after each Fiscal Quarterly Date, the Guarantor will furnish to each Bank a report setting forth (a) each Permitted Non-Affiliate Loan that is outstanding as of such Fiscal Quarterly Date and (b) for the three year period ending on such Fiscal Quarterly Date, the aggregate amount of gain deferred for federal income tax purposes on the consolidated return of the Guarantor in connection with any Non-Affiliate Construction Projects, and, if requested by the

Agents or any Bank, accompanied by all applicable tax forms filed or to be filed in connection with such Non-Affiliate Construction Projects.
          9.22. LISTING. The common stock of the Guarantor shall at all times be listed for trading and be traded on the New York Stock Exchange, the American Stock Exchange or another national exchange approved by the Administrative Agent, unless otherwise consented to by the Required Banks.
          9.23. COVENANTS IN AGREEMENT. The Guarantor shall comply with all covenants in the Agreement which are applicable to the Guarantor.
          9.24. MARCH 2010 PREFERRED EQUITY DOCUMENTS; ADDITIONAL PREFERRED EQUITY. None of the March 2010 Preferred Equity Documents shall be amended or modified (1) to increase the rate of Dividends payable on the March 2010 Preferred Equity or to provide for payment of such Dividends more frequently than quarterly, if and when declared by the Board of Directors, (2) to alter the calculation of the conversion price or the conversion rate applicable to the March 2010 Preferred Equity to make either such calculation less favorable to the Guarantor, (3) to provide for any additional or more favorable voting rights (including the ability to elect or nominate board members) of the holders of the March 2010 Preferred Equity or (4) to modify any redemption provisions contained in the March 2010 Preferred Equity Documents, including adding additional redemption provisions, without the prior written consent of the Administrative Agent. Guarantor shall not issue any Additional Preferred Equity except as provided in this Section 9.24:
          (a) In connection with the issuance of any Additional Preferred Equity (i) the costs and expenses (other than the costs and expenses of entering into an Additional Preferred Equity Hedge Transaction for such transaction) of issuance of any Additional Preferred Equity shall not exceed three percent (3%) of the face amount of the corresponding Additional Preferred Equity issued, (ii) the Administrative Agent shall have given its prior written approval of the terms and conditions of such Additional Preferred Equity and the applicable Additional Preferred Equity Documents, and (iii) Guarantor shall have delivered to the Administrative Agent pro forma evidence reasonably satisfactory to the Administrative Agent that, following the issuance of such Additional Preferred Equity, Guarantor will be in compliance with the covenant in Section 9.13(c) hereof; provided, that (A) in the event the terms and conditions of such Additional Preferred Equity satisfy the requirements of clause (i) or (ii) of the term “Additional Preferred Equity (Pre-Approved)” (x) Guarantor shall not be required to so obtain the Administrative Agent’s prior written approval of the terms and conditions of such Additional Preferred Equity and Additional Preferred Equity Documents and (y) such pro forma evidence of compliance with the covenant in Section 9.13(c) hereof may be delivered to the Administrative Agent after the applicable issuance of Additional Preferred Equity (but in any event within three (3) Cleveland Banking Days of such issuance) and (B) in the event the terms and conditions of any Additional Preferred Equity do not satisfy the requirements of clause (i) of the term “Additional Preferred Equity (Pre-Approved)” but do satisfy the requirements of clause (ii) of the term “Additional Preferred Equity (Pre-Approved)”, Guarantor shall provide the

Administrative Agent with at least one (1) Cleveland Banking Day’s prior notice of its intention to issue such Additional Preferred Equity.
          (b) Further, in connection with the issuance of any Additional Preferred Equity, (i) Guarantor shall deliver to the Administrative Agent true and complete copies of the Additional Preferred Equity Documents and the documents evidencing any Additional Preferred Equity Hedge Transaction related to such Additional Preferred Equity promptly upon entering into the same, (ii) Guarantor shall provide written confirmation to the Administrative Agent of the cost of obtaining any Additional Preferred Equity Hedge Transaction promptly following the consummation of any such hedge transaction and (iii) Guarantor shall notify Administrative Agent of each Additional Preferred Equity Exchange related thereto within three (3) Cleveland Banking Days of the occurrence thereof.
          (c) [Reserved].
          (d) None of the Additional Preferred Equity Documents shall be amended or modified (i) to increase the rate of Dividends payable on the Additional Preferred Equity to equal or exceed any rate which would cause a violation of Section 9.13(c) hereof or to provide for payment of such Dividends more frequently than quarterly, if and when declared by the Board of Directors of the Guarantor, (ii) to alter the calculation of the conversion price or the conversion rate applicable to the Additional Preferred Equity to make either such calculation less favorable to the Guarantor, (iii) to provide for any additional or more favorable voting rights (including the ability to elect or nominate board members) of the holders of the Additional Preferred Equity, (iv) to alter or supplement any redemption provisions contained in the Additional Preferred Equity Documents, including adding additional redemption provisions, without the prior written consent of the Administrative Agent, (v) in any manner that would cause the applicable Additional Preferred Equity or the applicable Additional Preferred Equity Documents to no longer satisfy the requirements of clause (i) or (ii) of the term “Additional Preferred Equity (Pre-Approved)”, as applicable, to the extent such Additional Preferred Equity was issued as “Additional Preferred Equity (Pre-Approved)” or (vi) in any manner without the prior written consent of the Administrative Agent to the extent the Additional Preferred Equity evidenced by such Additional Preferred Equity Documents was issued as “Additional Preferred Equity (Agent Approved)”, other than, for purposes of this clause (vi), any amendment or modification (x) that is administrative or ministerial in nature or (y) that would incorporate a term or condition that would otherwise conform to the requirements of “Additional Preferred Equity (Pre-Approved)” or, following such incorporation, would be an amendment or modification to such term or condition not otherwise prohibited under the terms of clauses (i)-(iv) of this Section 9.24(d).
          9.25. DEVELOPMENT LIMITATION. Guarantor will not at any time permit (a) the Total Development Ratio to exceed seventeen percent (17%); provided that for one time only during the term of the Loan Documents, as the same may be extended, the Total Development Ratio shall not exceed eighteen and one-half percent (18.5%) for up to two (2) consecutive Fiscal Quarterly Dates or (b) the Adjusted Total Development Ratio to exceed twenty-five percent (25%). In furtherance of the foregoing, Guarantor shall continue to report on Guarantor’s Form 8-K furnished by it (or on its behalf) to the Securities and Exchange Commission in a manner that is both timely and consistent with this Guaranty and which permits the calculation of the Total Development Ratio.
          10. DEFAULT; REMEDIES. Each of the following shall be an “Event of Default” for purposes of this Guaranty:
          (a) any representation or warranty made or deemed made by the Guarantor, or any of its officers, herein, or in any written statement or certificate furnished at any time in connection herewith, shall prove untrue in any material respect as of the date it was made or deemed made, or
          (b) the Guarantor shall fail to observe, perform, or comply with any obligation, covenant, agreement, or undertaking of the Guarantor set forth in Sections 3, 9.5(a), 9.10(h)(x)(F), 9.13, 9.14, 9.15, 9.24, 9.25 and/or (to the extent the proviso in Section 10(c) hereof does not eliminate the notice and cure period provided therein) 9.18 hereof, or
          (c) the Guarantor shall fail to observe, perform, or comply with any obligation, covenant, agreement, or undertaking of the Guarantor set forth in any section or provision hereof other than those identified specifically in subsections (a) and (b) above and the Guarantor shall not have corrected such failure within thirty (30) days (or, in the case of any failure or omission to perform or observe any provision of Section 9.5(b) or (c) hereof, fifteen (15) days) after the giving of written notice thereof to the Guarantor by the Administrative Agent that the specified failure is to be corrected; provided that the thirty (30) day notice and cure period shall only apply to any failure to perform under Section 9.18 hereof to the extent it is possible for the Guarantor to correct any such failure, or
          (d) the Guarantor and/or any Subsidiary defaults (i) in any payment of principal or interest due and owing upon any Indebtedness in excess of Five Million Dollars ($5,000,000) (whether due and owing by scheduled maturity, required prepayment, acceleration, demand or otherwise) beyond any period of grace provided with respect thereto, or (ii) in the case of the Guarantor, in the payment or performance of any obligation permitted to be outstanding or incurred pursuant to Sections 9.10 and/or 9.12 hereof in excess of Five Million Dollars ($5,000,000), beyond any period of grace provided with respect thereto or (iii) in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created, if the effect of such default under this clause (iii) is to accelerate the maturity of the related Indebtedness or to permit the holder thereof to cause such Indebtedness to become due or to cause the same to be purchased or redeemed prior to its stated maturity or to foreclose on any Lien on property of the Guarantor securing the same, except that defaults in payment or performance of non-recourse obligations of the Guarantor or any Subsidiary shall not constitute Events of Default under this Section 10(d) unless such defaults, individually or in the aggregate, (x) have a material adverse effect on the business or financial condition of the Guarantor or (y) involve non-recourse Indebtedness in principal amount in excess of twenty percent (20%) of all non-recourse Indebtedness of the Guarantor and its Subsidiaries; provided, that it shall be an Event of Default if any default occurs (after giving effect to any applicable grace period) under any of the Senior Notes or under any of the Senior Notes Indentures, or
          (e) (i) any Restricted Subsidiary shall (A) generally not pay its debts as such debts become due, or (B) make a general assignment for the benefit of creditors, or (C) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of itself or all or a substantial part of its assets, or (D) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the Bankruptcy Code, whether in a voluntary or involuntary case or proceeding, or (E) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (F) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of itself or of all or a substantial part of its assets, or (G) take or omit to take any other action in order thereby to effect any of the foregoing or (H) fail to pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon it or its income, profits, or properties, and/or all lawful claims for labor, materials, and supplies, which, if unpaid, might become a Lien or charge against such properties, in all cases before the same shall become in default, or (I) fail to comply with any and all Environmental Laws applicable to such Subsidiary, its properties, or activities, or (J) fail to observe, perform, or fulfill any of its obligations, covenants or conditions contained in any decree, order, judgment, or instrument to which such Subsidiary is a party or by which it or its assets are bound, and (ii) any such event or events described in (i) above shall in the reasonable judgment of the Banks have a material adverse effect on the business or financial condition of the Guarantor, or
          (f) an Event of Default specified in Article X of the Agreement shall have occurred and be continuing, or
          (g) the Guarantor shall (i) discontinue business, or (ii) generally not pay its debts as such debts become due, or (iii) make a general assignment for the benefit of creditors, or (iv) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, or (v) be adjudicated a debtor or have entered against it an order for relief under the Bankruptcy Code, whether in a voluntary or involuntary case or proceeding, or (vi) file a voluntary petition under any chapter or provision of the Bankruptcy Code or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (vii) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court or governmental commission of competent jurisdiction, which assumes custody or control of the Guarantor, approves a petition seeking reorganization of the Guarantor or any other judicial modification of the rights of its creditors, or appoints a receiver, custodian, trustee, interim trustee or liquidator for the Guarantor or of all or a substantial part of its assets, or (viii) take or omit to take any action in order thereby to effect any of the foregoing, or
          (h) the Guarantor defaults in the performance of any obligation in the Subordination Agreement or in the performance of any other agreement, covenant, term or condition in the Subordination Agreement, or
          (i) an Event of Default specified in Section 10.05 of the Agreement shall have occurred and be continuing, provided that any reference to Plan in that section shall mean a Plan defined under this Guaranty and any reference to Borrower in that section shall mean a Company defined under this Guaranty, or
          (j) any failure by the Guarantor, any of its Subsidiaries, or an ERISA Affiliate to make a required material contribution or other payment under Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code has resulted in a determination of liability under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code and such failure shall not have been fully corrected or remedied to the full satisfaction of the Banks within thirty (30) days after the giving of written notice of such determination to the Borrower by the Banks, or
          (k) the aggregate Unfunded Current Liabilities with respect to all Plans exceeds five percent (5%) of the aggregate Companies’ ERISA Net Worth, and the same shall not have been fully corrected or remedied to the full satisfaction of the Banks within thirty (30) days after the giving of written notice of such determination to the Borrower by the Banks, or
          (l) the aggregate annual contributions and other payments required to be made by the Guarantor, any of its Subsidiaries, or an ERISA Affiliate to any Plan as a result of any withdrawal liability (as defined in Section 4201 of ERISA) or the reorganization or termination of any Plan that is a Multiemployer Plan exceeds five percent (5%) of the aggregate Companies’ ERISA Net Worth, or can reasonably be expected to exceed that amount as a result of any additional withdrawal liability or any such reorganization or termination which is the subject of a notice that any of them has received from the sponsor of such Multiemployer Plan, or
          (m) the Guarantor denies that it has any liability or obligation under this Guaranty, shall notify the Agent or any of the Banks of the Guarantor’s intention to attempt to cancel or terminate this Guaranty or shall contest or challenge the validity or enforceability of its obligations under this Guaranty, then, in any such event (other than an Event of Default referred to in Section 10(g) above), and at any time thereafter, the Administrative Agent may, and/or the Administrative Agent at the

direction of the Required Banks shall, by written notice delivered or mailed to the Guarantor, do any one or more of the following: (a) declare the Debt to be immediately due and payable, and upon any such declaration such Debt shall become and be forthwith due and payable by Guarantor without any further notice, presentment, or demand of any kind, all of which are expressly waived by the Guarantor, or (b) require the Guarantor to purchase the Debt at par value, without recourse, within ten (10) days after such notice, by paying to the Administrative Agent, in immediately available U.S. funds, an amount equal to the unpaid principal amount then outstanding on the Notes and any other matured or unmatured Debt owing to the Banks, plus the unpaid accrued interest on the Notes at the rate or rates determined in accordance with the Agreement. If any Event of Default referred to in Section 10.07(e), 10.07(f) or 10.07(g) of the Agreement or any Event of Default referred to in Section 10(g) hereof shall occur, the Debt shall become and thereafter be immediately due and payable by the Guarantor without any presentment, demand, or notice of any kind, all of which are hereby waived by the Guarantor. The foregoing rights, powers, and remedies of the Administrative Agent and the Banks are not exclusive and are in addition to any and all other rights, powers, and remedies provided for hereunder (including, without limitation, under Section 13 hereof), at law, and/or in equity. The exercise by the Administrative Agent and/or the Banks of any right, power, or remedy shall not waive or preclude the exercise of any other rights, powers, and/or remedies.
          11. MISCELLANEOUS. The foregoing rights, powers, and remedies of the Administrative Agent and the Banks are not exclusive and are in addition to any and all other rights, powers, and remedies provided for hereunder, at law, and/or in equity. The exercise by the Administrative Agent and/or the Banks of any right, power, or remedy shall not waive or preclude the exercise of any other rights, powers, and/or remedies. This Guaranty shall bind the Guarantor and its successors and assigns and shall inure to the benefit of the Agents and the Banks and their respective successors and assigns including (without limitation) each holder of any Note, provided, that the Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Banks (other than any Delinquent Bank). The provisions of this Guaranty and the respective rights and duties of the Guarantor and the Agents and/or the Banks hereunder shall be interpreted and determined in accordance with Ohio law, without regard to principles of conflict of laws. If at any time one or more provisions of this Guaranty is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Guaranty constitutes a final written expression of all of the terms of this Guaranty, is a complete and exclusive statement of those terms and supersedes all oral representations, negotiations, and prior writings, if any, with respect to the subject matter hereof. The relationship between the Guarantor and the Agents and/or the Banks with respect to this Guaranty is and shall be solely that of debtor and creditor, respectively, and the Agents and/or the Banks have no fiduciary obligation to the Guarantor with respect to this Guaranty or the transactions contemplated thereby. All representations and warranties of the Guarantor shall survive the execution and delivery of this Guaranty and be and remain true and correct until this Guaranty is discharged. Captions herein are for convenient reference only and shall have no effect on the interpretation of any provision hereof. The Guarantor acknowledges that it, either directly or indirectly through its representatives, has participated in the drafting of this Guaranty, and any applicable rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Guaranty.

          12. JURY TRIAL WAIVER. THE GUARANTOR WAIVES THE RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN OR AMONG THE GUARANTOR AND THE AGENTS, THE BANKS, AND/OR THE BORROWER ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT, THIS GUARANTY, OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO. THE GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY BANK OR ANY AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE AGENTS AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THE AGREEMENT, THE NOTES AND THE OTHER RELATED WRITINGS TO WHICH THEY ARE PARTIES, AND TO ACCEPT THIS GUARANTY, BY, AMONG OTHER THINGS, THE WAIVER CONTAINED IN THIS SECTION 12. THE GUARANTOR ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS SECTION 12 WITH LEGAL COUNSEL AND THAT THE GUARANTOR AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.
          13. NOTICES. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile, transmission or cable communication) and mailed, telexed, telegraphed, facsimile transmitted, cabled or delivered, if to the Guarantor, addressed to it at the address specified on the signature pages of this Guaranty, if to a Bank, addressed to the address of such Bank specified on the signature pages of the Agreement (or in any Assignment and Assumption Agreement executed by such Bank substantially in the form of Exhibit G attached to the Agreement) and if to the Agents, addressed to them at the address of the Administrative Agent or the Syndication Agent, as applicable, specified on the signature pages of the Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail or delivered to a telegraph company, addressed as aforesaid, except that notices from the Guarantor to the Agents or the Banks pursuant to any of the provisions hereof shall not be effective until received by the Agents or the Banks.
          14. CONSENT TO JURISDICTION. The Guarantor agrees that any action or proceeding to enforce or arising out of this Guaranty may be commenced in the Court of Common Pleas for Cuyahoga County, Ohio or in the District Court of the United States for the Northern District of Ohio, and the Guarantor waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction over the Guarantor if served on the Guarantor at the address listed opposite the signature of the Guarantor at the end of this Guaranty or as otherwise provided by the laws of the State of Ohio or the United States. In furtherance of the foregoing, the Guarantor irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum.

          15. ENTIRE AGREEMENT. This Guaranty and any other agreement, document or instrument attached hereto or referred to herein or executed on or as of the date hereof integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.
          16. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists, and if a particular action or condition is expressly permitted under any covenant, unless expressly limited to such covenant, the fact that it would not be permitted under the general provisions of another covenant shall not constitute an Event of Default if such action is taken or condition exists.
          17. GENERAL LIMITATION OF LIABILITY. No claim may be made by the Guarantor or any Subsidiary of the Guarantor, against the Administrative Agent, the Syndication Agent, the Documentation Agent or any Bank or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Agreement, the Notes, this Guaranty or any other Related Writing, or any act, omission or event occurring in connection therewith; and the Guarantor, hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
[Remainder of page intentionally left blank; signature page follows]

          IN WITNESS WHEREOF, the Guarantor, by an officer thereunto duly authorized, has caused this Guaranty to be executed as of the date set forth above.

Address:	FOREST CITY ENTERPRISES, INC., an Ohio corporation

1100 Terminal Tower
Cleveland, Ohio 44113	By:	/s/ Charles A. Ratner
Name: Charles A. Ratner
Title: President and Chief Executive Officer

SCHEDULE 9.7(b)
FORM OF COVENANT COMPLIANCE CERTIFICATE
          I, the undersigned, Chief Financial Office of Forest City Enterprises, Inc., a corporation organized and existing under the laws of the State of Ohio (the “Company”), do hereby certify, as such officer and not individually, that:
     1. This Certificate is furnished pursuant to Section 9.7 of the Third Amended and Restated Guaranty of Payment of Debt dated as of March 30, 2011, executed and delivered by the Company in favor of the Banks from time to time party to the Third Amended and Restated Credit Agreement, KeyBank National Association, as Administrative Agent, PNC Bank, National Association, as successor to National City Bank, as Syndication Agent and Bank of America, N.A., as Documentation Agent (such Third Amended and Restated Guaranty of Payment of Debt, as in effect on the date of this Certificate, being herein called the “Guaranty”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the respective meanings set forth in the Guaranty.
     2. On the date hereof, the representations and warranties contained in the Guaranty are true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date). [If any such representation or warranty is not true and correct in all material respects as of the date of this certificate describe the respects in which it is not.]
     3. On the date hereof, no Possible Default or Event of Default has occurred and is continuing. [If any Possible Default or Event of Default exists, describe the nature and period of existence thereof and the action taken, being taken or proposed to be taken in respect thereof or if none, so state.]
     4. On the date hereof, the Company is in full compliance with the covenants set forth in Sections 9.13, 9.14, 9.15 and 9.25 of the Guaranty as evidenced by the covenant compliance worksheets accompanying this Certificate. [To the extent the Company is not in full compliance with the covenants set forth in such Sections, identify such non-compliance here and in the attached compliance worksheets.]
     IN WITNESS WHEREOF, I have hereunto set my hand this _____ day of __________, ______.

Name:
Chief Financial Officer

SCHEDULE 9.9
as of 1/31/11

Plodgor		Property
1)	F.C. White Flint, Inc.	The Grand Apartments

2)	a) Post Office Plaza	MK-Ferguson

	b) Skylight Office Tower Limited Partnership	Skylight Office Tower

	c) Terminal Tower	Terminal Tower

NOTE:
Tower City Central Distribution Plant (TCCDP) is a partnership comprised of the various building owners within Tower City. This partnership purchases electricity at wholesale prices and redistributes at market prices. The proportionate share of profits/losses is allocated to the various partners based on usage. While each building owner has pledged it partnership interest in TCCDP as additional security, it did not obtain any additional indebtedness related specifically to this pledge.

3)	FC Consolidated, LLC	Tobacco Row

4)	FC Phillip Morris, Inc.	Tobacco Row

5)	FC East River Associates, LLC	Washbum Wire

6)	RRG Yonkers, LLC and FC Member, Inc.	Ridge Hill Retail

7)	FC Eighth Ave., LLC	New York Times Building

8a)	Forest City Capital Corporation	Stapleton Land II

8b)	FC Stapleton Inc	Stapleton Park Creek Jr Bonds

9)	FC Beekman Mezzanine, LLC	Beekman

10)	Forest City Capital Corporation	Fort Benning

11)	FC DeKalb Mezzanine, LLC	80 DeKalb

12)	Forest City Capital Corporation	Haverhill

13)	FC Echo/Barr SPE, LLC	Echo Forest and Barrington

14)	FC Crossroads SPE, LLC	Crossroads

SCHEDULE 9.19
Construction/Permanent Loans
With Cross-Default and/or Cross-Collateralization Provisions
As of March 28, 2011
NONE